As filed with the Securities and Exchange Commission on June 20, 1996

                                                    Registration No. 333-3530

                       SECURITIES AND EXCHANGE COMMISSION

                              AMENDMENT NO. 2
                                       to
                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            VISION HEALTH CARE, INC.
             (Exact name of registrant as specified in its charter)

        Florida                       6324                     59-3356439
    (State or other       (Primary Standard Industrial     (I.R.S. Employer
    jurisdiction of        Classification Code Number)    Identification No.)
    incorporation)

                            c/o Barrack & Liane, P.A.
                               100 West Bay Street
                           Jacksonville, Florida 32202
                                 (904) 356-9431
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                         Peter D. Liane, O.D., President
                            c/o Barrack & Liane, P.A.
                               100 West Bay Street
                           Jacksonville, Florida 32202
                                  (904) 356-9431
            (Name, address, including zip code, and telephone number,
                    including area code, of agent for service)

                                    Copy to:

                              Linda Y. Kelso, Esq.
                            G. Ray Driver, Jr., Esq.
                                 Foley & Lardner
                                200 Laura Street
                          Jacksonville, Florida  32202

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

        If this Form is filed to register additional securities for an Offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [_]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                              CROSS REFERENCE SHEET

                     Pursuant to Item 501 of Regulation S-K
                    Showing the Location in the Prospectus of Information Required by Items in Form S-1

         Item Number and Caption               Heading in Prospectus

   1.   Forepart of the
         Registration Statement
         and Outside Front Cover
         Page of Prospectus  . . .    Facing Page; Cross Reference Sheet;
                                        Cover Page

   2.   Inside Front and Outside
         Back Cover Pages of
         Prospectus  . . . . . . .    Cover Page; Table of Contents (Back
                                        Cover Page)

   3.   Summary Information, Risk
         Factors and Ratio of
         Earnings to Fixed
         Charges   . . . . . . . .    Prospectus Summary; Risk Factors

   4.   Use of Proceeds  . . . . .    Use of Proceeds

   5.   Determination of Offering
         Price   . . . . . . . . .    Determination of Offering Price

   6.   Dilution . . . . . . . . .    Dilution

   7.   Selling Security Holders .    Not applicable

   8.   Plan of Distribution . . .    Plan of Distribution

   9.   Description of Securities
         to be Registered  . . . .    Description of Capital Stock;
                                        Dividend Policy

   10.  Interests of Named Experts
         and Counsel   . . . . . .    Legal Matters; Experts

   11.  Information with Respect
         to the Registrant   . . .    Prospectus Summary; Risk Factors; The
                                        Company; Proposed Acquisition of
                                        VCI Business; Use of Proceeds;
                                        Dividend Policy; Determination of
                                        Offering Price; Dilution; Plan of
                                        Distribution; Capitalization;
                                        Selected Financial and Operating
                                        Data; Management's Discussion and
                                        Analysis of Financial Condition and
                                        Results of Operations; Business;
                                        Management; Certain Transactions;
                                        Principal Shareholders; Description
                                        of Capital Stock; Financial
                                        Statements

   12.  Disclosure of Commission
         Position on
         Indemnification for
         Securities Act
         Liabilities   . . . . . .    Not applicable

   INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION - DATED JUNE 20, 1996

   PROSPECTUS

                                 504,000 Shares
                            Vision Health Care, Inc.
                                  Common Stock

   Vision Health Care, Inc. (the "Company") is offering to sell up to 504,000 shares of its common stock (the "Common Stock"). Prior to this offering (the "Offering"), the Common Stock has not been traded, and no trading market for such stock is expected to develop in the future. The initial subscription period expires at 5:00 p.m. Eastern Standard Time on September 30, 1996, unless such time is extended by the Company.

   The Company was formed in May 1995 as a for-profit Florida corporation for the purpose of acquiring substantially all of the assets of Vision Care, Inc. ("VCI"), a non-stock, not-for-profit Florida corporation engaged in the management, administration and provision of prepaid vision care service plans in Florida.

   There has been no trading market for the Company's Common Stock prior to this Offering, and it is unlikely that a trading market for such stock will develop in the future. Prospective investors should be aware of the potential long-term nature of an investment in the Common Stock. In addition, the stock will be subject to certain transfer restrictions that could prevent a shareholder from liquidating his or her investment in the Company. See "Description of Capital Stock -- Transfer Restrictions." As a result of the transfer restrictions and there being no trading market, the ability of investors to sell their shares may be very limited. Accordingly, prospective investors will be required to make certain representations and warranties with respect to their financial condition and ability to bear the risk of an investment in the Company. See "Plan of Distribution."

   See "Risk Factors" on pages 8 to 12 for a discussion of certain other material factors that should be considered in connection with an investment in the Common Stock offered hereby.

                         ______________________________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES REGULATORY AUTHORITY NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        REGULATORY AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                          Underwriting
                            Price to      Discount and      Proceeds to
                             Public      Commissions(1)     Company(2)

    Per Share   . . . . .   $ 10.00             $  -0-      $ 10.00

    Total Minimum(3)  . .   $2,500,000          $  -0-      $2,500,000

    Total Maximum(4)  . .   $5,040,000          $  -0-      $5,040,000

   (1) The Common Stock will be sold by the Company, and no underwriting discounts or commissions will be paid. No sales commissions or other compensation will be paid to directors, officers or employees of the Company in connection with this Offering.
   (2)  Before deducting expenses payable by the Company, estimated to be
        $60,000.
   (3) Assumes the purchase of 250,000 shares of Common Stock, the minimum number offered hereby.
   (4)  Assumes the purchase of all 504,000 shares of Common Stock offered hereby.
                         ______________________________

   This Offering is being made on a "best efforts" basis by the Company. Funds received upon subscription for shares offered hereby will be held in an escrow account at Compass Bank, Jacksonville, Florida (the "Escrow Agent"), pending sale of no fewer than 250,000 shares and the satisfaction of certain other conditions. Subscriptions may not be modified or revoked once received by the Company, without the Company's written consent. If subscriptions for 250,000 shares have not been received by September 30, 1996 (unless the Company extends such time 60 days to a date not later than November 30, 1996) and/or the other conditions to breaking escrow have not been satisfied, no shares will be sold and the Offering will terminate. In such event, the Escrow Agent will promptly return all subscription funds, with interest. See "Plan of Distribution" for an explanation of what the Company will do if the initial subscription period is extended or the Offering is oversubscribed. Certificates representing shares of Common Stock purchased pursuant to this Offering will be mailed to subscribers as soon as practicable.

               The date of this Prospectus is _____________, 1996.

                              AVAILABLE INFORMATION

        The Company has filed a registration statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. For further information pertaining to the Company and the Common Stock, reference is made to the Registration Statement and the schedules and exhibits thereto, which may be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may also be obtained from the Commission at prescribed rates. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such Web site is http://www.sec.gov.

        The Company intends to furnish holders of the Common Stock offered hereby with annual reports containing financial statements audited by an independent public accounting firm.

                               PROSPECTUS SUMMARY

        The following is a summary of certain information contained elsewhere in this Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information and financial statements, including the notes thereto, contained elsewhere in this Prospectus. Except where otherwise indicated, all share and per share data in this Prospectus have been adjusted to reflect a stock split of
   1.75 shares for each share of Common Stock effective as of March 15, 1996.

                                   The Company

        Vision Care, Inc. ("VCI") was formed as a non-stock, not-for-profit Florida corporation in 1968 to engage in the management, administration and provision of prepaid vision care services in Florida and is now the largest prepaid vision care service provider in Florida. With ever increasing emphasis being placed on cost containment and the efficient delivery of health services, a group of officers and directors of VCI determined that VCI's business could be best furthered through a for-profit enterprise. Such officers and directors concluded that the most effective way to respond to those competitive pressures was to emphasize cost-effective access to health care, build on VCI's reputation for delivering vision health care services efficiently and effectively, and to expand services. The ability to achieve these goals is significantly enhanced by a for-profit corporate structure which provides a corporation with flexibility that a not-for-profit entity does not have, including, among other things, the ability to raise capital through stock offerings. As a result, Vision Health Care, Inc. (the "Company") was formed in May 1995 as a for-profit Florida corporation for the purpose of purchasing substantially all of the assets of VCI. The Company and VCI entered into a purchase agreement in March 1996, which was negotiated on behalf of VCI by a special committee whose members are neither officers, directors nor shareholders of the Company. The proceeds of the Offering (together with borrowed funds, if necessary) will be used to pay the purchase price of VCI's assets at a price equal to their appraised value as of year-end 1995 ($5 million), plus any increase or decrease in VCI's book value through the end of the calendar month immediately preceding the closing. As of April 30, 1996, there was an increase in VCI's book value of $334,668. As a result, had the closing occurred in May 1996, the purchase price would have been $5,334,668. There is no limit on the amount of the book value adjustments to the purchase price. The closing, which is subject to consummation of the Offering, receipt of all applicable regulatory approvals and the satisfaction of certain other conditions, is expected to take place on or about August 31, 1996. Following the closing, the Company, which anticipates hiring all of VCI's existing employees, will continue VCI's business as a for-profit enterprise.

        VCI's prepaid vision care plans, which offer specified services and products at predetermined prices (the "Plans"), are offered under the name "VSP" under license from Vision Service Plan, formally known as California Vision Service ("Vision Service Plan"), which operates directly or through license arrangements in other states, or under VCI's internally developed program known as Primary Plus, which is targeted at health maintenance organizations ("HMOs"). VCI contracts with public and private employers, HMOs, preferred provider organizations ("PPOs"), health insurance carriers, self-insured corporations, unions and other associations (collectively, the "Sponsors") to provide prepaid group vision care services to members, clients or employees of the Sponsors who choose to participate in a Plan (the "Participants"). Under agreements with Plan Sponsors, VCI is paid a fixed fee for each Participant which entitles Participants to obtain eye health examinations and corrective lenses and frames through VCI's network of more than 1,000 eye care specialists for no additional payment, unless there is a deductible or a required co-payment. The vast majority of VCI's contracts with its Sponsors are assignable by VCI without the consent of the Sponsor which will enable the Company to continue services to current Sponsors. In those few cases where Sponsors must approve the assignment, the Company does not anticipate any problem in obtaining such approvals because it believes that VCI has developed loyal relationships with its Sponsors by providing the Sponsors' employees, members and clients with quality vision care products and services.

        Substantially all of VCI's revenues are derived from the Plans offered under the "Vision Service Plan" or "VSP" names pursuant to VCI's license agreement with Vision Service Plan, the largest vision care network in the United States. Under the license agreement, VCI also receives revenues for providing reciprocal services through its network of licensed doctors of optometry or ophthalmology (the "Providers") to participants in other VSP plans who happen to reside in Florida, but whose sponsors are based outside the state. VSP Plan prepaid and reciprocal program revenues (net of claim costs) accounted for approximately 87.2% and 1.5%, respectively, of VCI's revenues in 1995. Vision Service Plan has notified VCI that it intends to terminate the license agreement at the end of 1997. While the reason for the notification was not disclosed by Vision Service Plan, VCI has advised that it believes Vision Service Plan is considering offering vision care service plans directly in Florida. If the Company is not successful in negotiating a continuation of the agreement, such termination is likely to have a material adverse effect on the Company, if it is not successful in transferring Sponsors to non-VSP Plans. See "Risk Factors -- Possible Termination of Vision Service Plan License Agreement."

        Primary Plus was created by VCI in 1993 to take advantage of the additional revenue potential generated by the shift in emphasis in health care to HMOs and managed care. It serves as a proprietary vehicle for Plans marketed to HMOs, which generally use Providers who traditionally have not been panel Providers under the VSP Plans. Primary Plus Plans include surgical and medical eye care as well as routine eye examinations, eyeglasses and contact lenses. While revenues from VCI's Primary Plus products have grown from $22,000 in 1993 to $900,000 in 1995, they accounted for less than 6% of VCI's total revenues in 1995. Revenues generated from Primary Plus Plans are lower than those generated from VSP Plans due to the competitive nature of the managed care market and the less expensive benefit packages offered to Primary Plus Participants. Primary Plus is able to compete in this market by directing patient volume to Providers who are willing to accept lower reimbursements and negotiating competitive lab arrangements that lower Primary Plus' corresponding expense levels.

        The Company believes current market conditions in vision care favor companies which provide meaningful cost containment to the buyer and that there are significant niches within each market offering attractive opportunities for companies which are responsive to consumer demand for affordable vision care. To take advantage of these market conditions, the Company's business strategy will be to emphasize cost effective access to health care, build on VCI's managed care reputation and capabilities, and expand VCI's lines of products and services.

                                  The Offering

    Common Stock offered hereby . . . . . . . .   504,000 Shares
    Common Stock to be outstanding after
      the Offering  . . . . . . . . . . . . . .   630,000 Shares(1)
    Use of proceeds by the Company  . . . . . .   To purchase substantially
                                                  all of VCI's assets.
      _______________

    (1) Assumes the sale of all 504,000 shares offered hereby. Excludes 157,500 shares reserved for issuance under the Company's Stock Option Plan, of which 131,906 shares are subject to outstanding options (with a term of 10 years and an exercise price of $.29 per share) as of the date of this Prospectus. See "Management -- Option Plan."


                  Summary Selected Financial and Operating Data

        The following table sets forth selected financial information (A) on a pro forma basis for the Company for the year ended December 31, 1995, and the three months ended March 31, 1996, and (B) on a historical basis for VCI for the five years ended December 31, 1995, and the three months ended March 31, 1996. The financial information for the years ended December 31, 1995, December 31, 1994, and December 31, 1993 have been derived from VCI's financial statements for such years, which have been prepared in accordance with generally accepted accounting principles and audited by Dwight Darby & Company, independent certified public accountants, and are included elsewhere in this Prospectus. The financial information for the years ended December 31, 1992 and December 31, 1991 have been computed from VCI's financial statements for such years, which were prepared in accordance with statutory accounting principles promulgated by the Florida Department of Insurance and audited by Dwight Darby & Company, and which are not included in this Prospectus. The amounts presented in the financial information for the years ended December 31, 1992 and December 31, 1991 would not have been significantly different if prepared under generally accepted accounting principles. The information should be read in conjunction with (i) the financial statements and notes, and (ii) Management's Discussion and Analysis of Financial Condition and Results of Operations, which are included elsewhere in this Prospectus. Pro forma operating information is presented as if the acquisition of VCI's business and the Offering had occurred on January 1, 1996, and January 1, 1995, for the pro forma
   periods ended March 31, 1996, and December 31, 1995, respectively.   The
   pro forma balance sheet data is presented as if these transactions had occurred on March 31, 1996. The pro forma information incorporates certain assumptions that are included in the notes to the pro forma financial statements included elsewhere in this Prospectus. The pro forma information does not purport to represent what the Company's financial position or results of operations would actually have been if these transactions had, in fact, occurred on the dates indicated, or to project the Company's financial position or results of operations at any future date or for any future period.

                                    Three Months Ended
                                        March 31,                                 Year Ended December 31,
                                     Pro         VCI          Pro
                                    Forma     Historical     Forma                     Vision Care, Inc. Historical
                                   1996(1)       1996       1995(1)       1995       1994       1993        1992         1991
                                               (Dollars in thousands, except per share and other data)

    Statement of Income Data:
    Prepaid programs revenues      $ 3,965     $ 3,965    $13,449     $13,449       $11,960    $10,097      $ 8,248     $ 6,778
    Total revenues                   4,622       4,679     15,249      15,424        13,237     11,045        8,988       7,388
    Cost of benefits provided        2,923       2,923     10,681      10,681         8,355      7,356        6,100       5,270
    General and administrative
     expenses                        1,272       1,268      4,036       4,032         2,870      2,282        1,872       1,490
    Net income (loss)                  348         443     (3,838)(3)  (3,523)(3)     2,393      1,800        1,417       1,120
    Pro forma net income(2)            217         276     (2,395)(3)  (2,198)(3)     1,492      1,123          884         699
    Pro forma net income per
     common share(2)               $  0.53         n/a     $(5.90)(3)
    Weighted average shares
     outstanding(4)
                                   406,000           0    406,000
    Other Data:
    Number of Sponsors                 492         492        494         494           423        371          296         252
    Number of Participants         523,600     523,600    513,000     513,000       416,400    348,978      275,175     229,728


                                        March 31,                                December 31,
                                     Pro         VCI
                                    Forma     Historical                  Vision Care, Inc. Historical
                                   1996(1)       1996     1995        1994         1993       1992       1991
                                               (Dollars in thousands, except per share and other data)

    Balance Sheet Data:
    Cash and investments        $  6,100      $  9,833       $ 9,772     $ 7,827    $ 6,215    $ 4,416      $ 2,743
    Total assets                   9,889        13,365        12,698      10,585      7,923      5,890        3,835
    Professional fees
      refundable                   2,000(5)      5,157         5,129           0          0          0            0
    Liability for outstanding
      claims                       2,328         2,328         2,192       1,785      1,671      1,445          886
    Equity(6)                      2,524         5,352         4,908       8,369      6,038      4,238        2,821

   ______________
   (1)  Assumes the sale of the minimum 250,000 shares of Common Stock offered hereby and the application of the net proceeds therefrom, which are estimated to be approximately $2.4 million (after deducting estimated offering expenses), and the net proceeds of a $2.5 million loan bearing interest at an annual rate of 5.49% with interest payable monthly and principal due in twelve months.
   (2)  VCI is a not-for-profit corporation for federal and state income tax purposes.  The pro forma information has been computed as if VCI were subject to federal and state income taxes for all periods presented, based on the tax laws in effect during the respective periods.
   (3)  The loss reflects a one time expense in 1995 of professional fees withheld in prior years of $4,085,542 of which approximately $3.1 million is to be refunded in 1996.  See Notes 7 and 11 of Notes to Financial Statements.  Had
        this expense not been incurred in 1995, pro forma net income for the pro forma period ended December 31, 1995 would have been $154,000 ($.38 per share) and VCI's historical pro forma net income for the period ended December 31, 1995 would have been $350,858.
   (4)  Weighted average number of shares has been computed using the treasury stock method which includes dilutive common stock equivalents as if outstanding during the respective periods.
   (5)  Reflects anticipated payment of $3.1 million to be made prior to the closing of the Offering.
   (6)  Historical amounts for VCI, which is a not-for-profit corporation, represent net assets rather than shareholders'
        equity.



                                  RISK FACTORS

        The securities offered hereby are speculative and involve a significant degree of risk. Accordingly, prospective investors should carefully consider the following information in conjunction with the other information contained in this Prospectus before purchasing shares of Common Stock in the Offering.

   Possible Termination of Vision Service Plan License Agreement

        In 1988, VCI and Vision Service Plan, a not-for-profit corporation based in Rancho Cordova, California, entered into a license agreement (the "License Agreement"), pursuant to which Vision Service Plan granted VCI a license to use the federally registered and common law service marks "VSP" and "Vision Service Plan" in Florida. Vision Service Plan is the nation's largest provider of prepaid vision care service plans. Prepaid program and reciprocal program services (net of claim costs) provided under the VSP name accounted for approximately $13.4 million (87%) and $.2 million (1.5%), respectively, of VCI's revenues in 1995. Vision Service Plan has notified VCI that it intends to terminate the License Agreement, effective December 31, 1997. While the reason for the notification was not disclosed by Vision Service Plan, VCI had advised that it believes Vision Service Plan is considering offering vision care service plans directly in Florida. VCI has met with VSP representatives in an attempt to negotiate a continuation of the License Agreement. Although VCI plans to meet with VSP representatives several more times in the coming months, there can be no assurance that it will be successful in securing an extension of the License Agreement. Management believes that Sponsors are loyal to VCI because it believes that VCI has provided the Sponsors with quality vision care products and services and that Sponsors are comfortable with VCI's staff. A change to another prepaid vision care plan provider would interrupt this continuity of care. In addition, Sponsor contracts are with VCI and are not contingent upon the Sponsors being provided with a Vision Service Plan product. In other words, if the License Agreement is terminated, the Company will have the flexibility to transfer Sponsors to other Company prepaid vision service plans that provide the Sponsors and Participants with similar benefits. Taking those considerations into account, the Company believes that it will be able to maintain many of the Sponsors presently utilizing VSP Plans by transferring them to other Company prepaid vision service plans if the License Agreement is terminated. However, neither VCI nor the Company has entered into discussions with any Sponsors regarding such a transfer and there is no assurance that Sponsors will not terminate their relationships with the Company. Any such terminations in significant numbers would have a material adverse effect on the Company. On the other hand, if the License Agreement is terminated, the loss of revenues attributable to the provision of reciprocal services to participants in other VSP plans who happen to reside in Florida but whose sponsors are based outside the state would have a minimal impact on the Company's net income because (1) such services (net of claim costs) represented only 1.5% of VCI's revenues in 1995, and (2) Vision Service Plan ceased payment of administration fees to process reciprocal claims in January 1995 thereby significantly reducing the profit margin realized by providing such services. In addition, the Company believes that it will be able to make arrangements for the provision of services on a reciprocal basis for Participants in other states, although there can be no assurance that it will be successful in doing so. See "Business--VSP License Agreement."

   Vision Care Costs and the Vision Care Industry

        The Company's profitability will depend in large part on predicting and effectively managing vision care costs. The aging of the population and other demographic characteristics and advances in medical technology continue to contribute to rising vision care costs. In addition, government-imposed limitations on Medicare and Medicaid reimbursements have caused the private sector to bear a greater share of increasing vision and eye care costs. Changes in vision care practices, inflation, new technologies and numerous other factors affecting the delivery and cost of vision care are beyond the Company's control and may adversely affect the Company's ability to predict and control vision and eye care costs and claims.

   Dependence Upon Sponsors, Participants and Providers

        The Company's profitability also will be dependent upon its success in maintaining VCI's contracts for pre-paid plans with current Sponsors and securing contracts with new Sponsors which attract significant numbers of Participants. VCI currently has in effect contracts with more than 490 Sponsors covering approximately 513,000 Participants. There can be no assurance that the Company will be able to continue to renew these contracts on acceptable terms or that it will not experience a decline in enrollment within its Sponsors. In addition, there can be no assurance the Sponsors will not terminate their relationships with the Company in the event that VSP does not extend the License Agreement. Furthermore, because two different Sponsors each account for more than six percent (6%) of VCI's revenues, the loss of either of those Sponsors could have a material adverse effect on the Company's business after the Offering. See "Business -- The Plans."

        To the extent potential participants choose options for health care services other than vision care which are offered by their Sponsor's plans, the number of Participants for which the Company will receive payments under any particular Sponsor plan may be reduced or limited, notwithstanding the number of persons eligible to participate in such plans. In addition, the Company's ability to attract and maintain Sponsors and large numbers of Participants for pre-paid plans will depend, in large part, on its ability to attract and maintain qualified Providers at competitive costs. During the year ended December 31, 1995, VCI paid claims to more than 1,000 Providers. VCI's contracts with its Providers generally are not for a specified term and are terminable by VCI upon 30 days written notice to the Provider and by the Provider upon 90 days written notice to VCI. Furthermore, although Provider agreements are not dependent on the License Agreement and prohibit Providers for a period of two years from becoming a participating doctor under another plan using the "Vision Service Plan" or "VSP" marks in Florida, Providers could terminate their agreements and sign on with another non-VSP vision care service plan company in the event that VSP does not renew the License Agreement. Accordingly, there can be no assurance that the Company can maintain VCI's relationships with those Providers or enter into agreements with additional Providers. The failure to do either could adversely affect the Company's operations. See "Business -- The Plans."

   Establishing the Amount of Sponsors' Payments

        The Company will derive a majority of its revenues from fixed amounts paid by Sponsors for each Plan Participant. Those premiums will be established through negotiations between the Company's management and each Sponsor at the time the Company enters into an agreement for a pre-paid program with such Sponsor. Generally, the term of a Sponsor agreement ranges between one and two years and the amount payable under any agreement with a Sponsor cannot be adjusted until the expiration and renegotiation of the agreement.


        The amount of premiums under a Sponsor agreement is based upon a number of factors, including the total number of Participants in the Sponsor's Plan, the services to be provided to the Participants and the historical use of services by similar Participants. The Company believes that its management can effectively predetermine the appropriate amount of the premiums. However, if premiums are insufficient to cover Participants' actual use of services, the Company will be unable to modify any particular agreement until the expiration of its current term. As a result, the Company may suffer losses with respect to Participants associated with such Sponsor. See "Business - General."

   Government Regulation

        Prepaid limited health service organizations in Florida are subject to Florida laws that regulate their services and impose minimum surplus requirements. See "Business - Government Regulation." For instance, the Florida Department of Insurance (the "Insurance Department") requires, among other things, that the affairs, transactions, accounts, business records and assets of a licensed entity be examined by the Insurance Department at least once every three years. A licensed entity is also required to file with the Insurance Department certain annual, quarterly and miscellaneous reports, and to maintain a minimum surplus in an amount which is the greater of $150,000 or 10% of its total liabilities (no minimum level of revenues is required). Violation of these provisions can result in the suspension or revocation of the entity's certificate of authority, or in the imposition of fines. In addition, these regulations are generally intended to benefit and protect subscribers and enrollees, rather than shareholders, when their interests diverge.

        The Company has filed an application with the Insurance Department to be licensed as a prepaid limited health service organization. Management has had discussions with the Insurance Department which is in the process of working out the terms of an opinion letter from the Insurance Department whereby, subject to certain terms and conditions, the Company's application for a license will be approved simultaneously with the closing of the Acquisition. Because a minimum level of revenues is not required to be licensed as a prepaid limited health organization in Florida, the termination by Vision Service Plan of its License Agreement with VCI would not in and of itself result in the failure of the Company to meet the licensing requirements of the Insurance Department and would not cause the Company to withdraw its application for licensing. Moreover, the extension of the License Agreement with VSP is not a condition of any of the contracts VCI maintains with its Sponsors and Providers. Accordingly, the Company believes it will be able to maintain VCI's relationships with the Sponsors and Providers by transferring the Sponsors presently utilizing VSP Plans to other Company prepaid vision service plans if the License Agreement is terminated. However, if the Company is unsuccessful in transferring Sponsors to other Company prepaid vision service plans upon termination of the License Agreement, the resulting loss of revenue could adversely affect the ability of the Company to continue to meet the minimum surplus licensing requirements of the Insurance Department.

        In addition, the Company will assume VCI Plans that include Medicare and Medicaid Participants thereby subjecting the Company to certain federal and state regulations and requirements. While the impact of future legislative and regulatory changes cannot be determined and while the Company cannot predict what government regulations, if any, affecting its business may be promulgated in the future, the failure by the Company to comply with applicable regulations or the adoption of any additional legislation could have a material adverse effect on the Company. See "Business--Government Regulation."

   Professional Liability

        The Company could be subject to claims for personal injury, including actual and punitive damages, resulting from services furnished to Participants through its Plans. However, because VCI only underwrites the prepaid plans and does not actually perform the vision care services, there has never been a professional liability or malpractice claim filed against VCI, and the Company believes that it is unlikely that any such claim would be filed against the Company. As a result, the Company has never applied for and does not intend to obtain professional liability insurance. Notwithstanding that, each VCI agreement with a Provider that will be assumed by the Company requires the Provider to obtain professional liability insurance in the amount of at least $1,000,000 per occurrence. Although the Company will receive the benefits of the insurance coverage as VCI's assignee, there can be no assurance that such insurance coverage will be adequate to pay any claims asserted, or that the Company will not be liable for any inadequacy in such coverage.

   Failure to Make Loan Payments or Comply with Restrictive Covenants

        In the event that fewer than 504,000 shares are sold in the Offering, it is anticipated that the Company will borrow the balance of the funds necessary to fund the purchase of VCI's assets. See "Proposed Acquisition of VCI Business" and "Use of Proceeds." The failure to make required payments or to comply with certain financial covenants or other restrictions which may be included within the terms of the indebtedness could enable the lenders to foreclose on any property securing such indebtedness, which would have a material adverse effect on the Company.

   Determination of Offering Price; Dilution

        The offering price of the Common Stock being offered hereby was determined by the Company's Board of Directors arbitrarily, without reference to VCI's earnings or book value. If only 250,000 shares, the minimum number offered hereby, are sold, the Company's founding shareholders will own approximately 33.5% of the Company's outstanding Common Stock (20% if all 504,000 shares offered hereby are sold). There is no assurance that the shares offered hereby will be sold at the Offering price, or that, if sold, such shares can be resold, at the Offering price or at all, following the Offering. See "Dilution."

   Lack of Trading Market

        There has been no trading market of the Company's Common Stock prior to this Offering, and it is unlikely that a trading market for such stock will develop in the future. The Common Stock will not be listed on a national securities exchange or quoted in any automated quotation system.

   Limited Return on Investment Prior to Breaking of Escrow

        The Escrow Agent will invest the subscription proceeds in short-term investment-grade or government interest-bearing securities pending the breaking of escrow. See "Use of Proceeds." As a result, a subscriber will receive a limited return on his or her investment if the Offering is terminated, or the subscription is rejected, and the subscription funds, with interest, are returned.

   Anti-Takeover Considerations

        The Company's Articles of Incorporation and Bylaws contain certain provisions that could have the effect of making it more difficult for a party to acquire, or of discouraging a party from attempting to acquire, control of the Company without approval of the Company's Board of Directors, including a staggered Board of Directors and preferred stock that may be issued by the Board of Directors with rights and preferences established by the Board. The provisions of the Florida Business Corporation Act regarding control share acquisitions and affiliated transactions could deter potential acquisitions of the Company by preventing the acquiring party from voting the Common Stock it acquires or consummating a merger or other extraordinary corporate transaction without the approval of the disinterested shareholders. See "Management" and "Description of Securities -- Common Stock."

   Dependence Upon Key Personnel

        The Company believes that its success is dependent on the efforts and abilities of its Chairman of the Board, Chief Executive Officer, and certain other key executives. The loss of services of any of these key executives could have a material adverse effect upon the Company. See "Management."

   Competition

        The Company believes that there are two primary competitive factors
   applicable to the prepaid vision care business.   First, there is
   significant competition for a portion of the benefit dollars allocated to vision care by various organizations under employee benefit programs. In attempting to obtain a share of such benefit dollars, the Company competes with various PPO's, HMO's, health care membership programs and vision care insurance programs for Sponsors and their employees or members. Second, there is competition from commercial insurers, discount coverage programs and other pre-paid programs. The Company is aware of at least four other pre-paid vision care programs licensed by the State of Florida. In addition, a number of other pre-paid vision plans operate in various parts of the United States, many of which have larger memberships and greater financial, marketing and other resources than the Company. The Company expects that the level of competition will remain high in the future. See "Business -- Competition."

   Dividend Policy

        The Company's ability to pay dividends will depend on the Company's earnings, financial condition and other relevant factors. The Company anticipates that for the immediate future its earnings will be retained for the operation and expansion of its business and that it will not pay cash dividends. See "Dividend Policy."

   Transfer Restrictions

        It is unlikely that an investment in the Common Stock will have any liquidity because there is no trading market for the Common Stock and one is not expected to develop in the future. In addition, the Company's Articles of Incorporation contain transfer restrictions restricting transfers of the Common Stock that would result in there being 500 or more holders of record of the Common Stock (or such other number as would require the Company to register its Common Stock under the Securities Exchange Act of 1934, as it may be amended from time to time (the "1934 Act")). The Company believes that so long as there is no trading market for the Common Stock, it would not be cost effective for the Company to file periodic reports under the 1934 Act or be subject to the 1934 Act's regulations. Accordingly, an investor's protection under the federal securities laws will be limited given that there will be no publicly available information with respect to the Company, and the Company will not be required to comply with the federal proxy or periodic reporting rules, including the disclosure requirements thereunder. The Board of Directors may waive the transfer restrictions if in the future it determines that it would be in the Company's best interests to become a 1934 Act reporting company. In the absence of such waiver, the transfer restrictions in the Company's Articles of Incorporation could prevent a shareholder from transferring shares to anyone other than the Company or another shareholder of record and thus could prevent the shareholder from liquidating his or her investment in the Company. If the transfer restrictions are applicable and a shareholder wishes to liquidate his or her investment but the Company is unable to redeem, or another shareholder is not interested in purchasing, the selling shareholder's shares, the selling shareholder may be forced to wait until such time as the Company has sufficient capital to redeem the selling shareholder's shares. In addition, the absence of an established trading market for the Common Stock may result in a decreased and arbitrary redemption price. See "Description of Capital Stock -- Transfer Restrictions."

                                   THE COMPANY

        The Company was formed in May 1995 as a for-profit Florida corporation for the purpose of acquiring the operating assets of VCI, a non-stock, not-for-profit Florida corporation that is engaged in the management, administration and provision of prepaid vision care service plans in Florida. The Company presently has no operations. Its address is c/o Barrack & Liane, P.A., 100 West Bay Street, Jacksonville, Florida 32202, and its telephone number is (904) 356-9431. The proceeds of the Offering will be used to pay the purchase price of the assets to be acquired from VCI. See "Proposed Acquisition of VCI's Business." Following the acquisition, the Company will occupy VCI's present headquarters, located at 1511 N. Westshore Boulevard, Suite 1000, Tampa, Florida 33630-3349.


                      PROPOSED ACQUISITION OF VCI BUSINESS

   Background


        VCI is a not-for-profit corporation engaged in the management, administration and provision of prepaid vision care service plans in Florida. It has nearly 900 members, most of whom are licensed to engage in the practice of optometry or ophthalmology in Florida. At the time VCI was founded in 1968, Florida law required that entities licensed to offer prepaid vision care service plans be not-for-profit corporations. Florida law was amended in 1993 to allow for-profit enterprises to be licensed to offer prepaid vision care service plans.

        VCI faces the same cost-cutting challenges faced by the entire health care industry. With ever increasing emphasis being placed on cost containment and the efficient delivery of health services, for-profit entities are viewed by many as better able to curtail rapid increases in the cost of health care. Moreover, as a not-for-profit corporation, VCI is not in a position to raise capital through stock offerings to better enable it to deal with competitive challenges. VCI's emphasis is on satisfying its statutory surplus requirements through retained earnings, which may be increased through its right to withhold fees otherwise due to health care professionals who agree to serve as VCI Providers. On the other hand, a for-profit company's emphasis is on operating as efficiently and effectively as possible so as to maximize profits for its shareholders.

        In the face of these challenges, a group of officers and directors of VCI determined that VCI's business could be best furthered through a for-profit enterprise. However, applicable provisions of Florida law and the Internal Revenue Code prohibit the income or assets of a not-for-profit corporation from inuring to the benefit of the corporation's members, officers or directors or to the benefit of any non-charitable enterprise. Thus, there is no way to convert VCI from a not-for-profit to for-profit corporation by amending its charter or merging it into a for-profit corporation. Accordingly, the officers and directors of the Company organized the Company in May 1995 as a for-profit corporation for the purpose of purchasing VCI's assets at a price equal to their fair market value and continuing VCI's prepaid vision service plan business.

   Terms of Asset Acquisition

        On March 21, 1996, the Company signed an agreement with VCI (the "Asset Purchase Agreement") providing for the Company to acquire substantially all of VCI's assets (the "Acquisition"), including the "Vision Care, Inc." name and all existing contracts with Sponsors and Providers. The Asset Purchase Agreement provides that the purchase price shall be the fair market value of the assets being sold in the Acquisition as of December 31, 1995, as established by the appraisal of an independent business appraisal firm retained by VCI, and for the price to be adjusted by an amount equal to any increase or decrease in the net book value of VCI from December 31, 1995 to the end of the last calendar month preceding the date of closing. The appraisal firm determined that the fair market value of VCI's assets was $5 million as of December 31, 1995. In addition, as of April 30, 1996, there was an increase in VCI's book value of $334,668. As a result, had the closing occurred in May 1996, the purchase price would have been $5,334,668. There is no limit on the amount of the book value adjustments to the purchase price.

        The Asset Purchase Agreement requires the purchase price to be paid in cash at the closing, in the form of a certified check. In addition, it requires the Company to assume substantially all of the liabilities of VCI, including a liability of $2.0 million (after giving effect to a $3.1 million payment expected to take place prior to consummation of the Offering) due to Providers, representing professional fees previously withheld by VCI as reserves, and obligations incurred in the ordinary course under agreements with Sponsors, Providers and Participants. The Asset Purchase Agreement contains standard representations and warranties and indemnities requiring VCI to indemnify the Company for such matters as litigation arising from the conduct of VCI's business prior to the Acquisition, breaches by VCI of the contracts transferred to the Company, and violations of law by VCI prior to the Acquisition. Management of the Company is not aware of the existence of any such potential or threatened litigation, breaches or violations.

        Closing of the Acquisition is scheduled to take place as soon as practicable after the satisfaction of a number of conditions, including the continued accuracy of all representations and warranties, receipt of all applicable approvals of the Insurance Department, receipt by the Company of a certificate of authority from the Insurance Department, the approval of VCI's members, and the sale by the Company of a sufficient number of shares in the Offering (and the borrowing by the Company of the balance of any funds necessary) to fund the cash portion of the purchase price, pay the Company's transaction costs for the Acquisition, and maintain statutory and working capital reserves. It is expected that the closing will take place on or about August 31, 1996. At the closing, VCI will deliver to the Company a bill of sale and assignments conveying the purchased assets, an opinion of counsel covering such matters as are customary for transactions of this type, compliance certificates, incumbency certificates, and such other documents as the Company reasonably requests. The Company will deliver to VCI the purchase price, instruments evidencing the assumption of VCI's liabilities, compliance certificates, certified resolutions authorizing the transaction, incumbency certificates, and such other documents as VCI reasonably requests.

        VCI has agreed to reimburse the Company for up to $150,000 in actual and reasonable transaction expenses incurred by the Company in connection with the Acquisition as well as pay VCI's own legal and accounting expenses and the cost of the appraisal.

        Most of the officers and directors of the Company also are officers and/or directors of VCI. See "Certain Transactions." VCI and the Company have separate legal counsel. The Asset Purchase Agreement was reviewed and negotiated on behalf of VCI by VCI's own counsel and a special committee consisting of a VCI director and two VCI members, none of whom is either an officer or a director of the Company.

   Activities of VCI following the Acquisition

        The Asset Purchase Agreement requires VCI to refrain from engaging in the business of providing prepaid vision care service plans throughout the State of Florida for a period of three years after the closing. VCI is expected to apply to become a charitable foundation under the Internal Revenue Code following the closing for the purpose of engaging in the promotion of public awareness and knowledge of vision care.


                                 USE OF PROCEEDS

        The net proceeds to be received by the Company from the sale of the Common Stock offered hereby (after deducting estimated offering expenses of $60,000), are estimated to be approximately $5 million, assuming that all of the 504,000 shares offered hereby are sold at the initial public offering price of $10.00 per share. The net proceeds will be used to purchase substantially all of VCI's assets. See "Proposed Acquisition of VCI's Business."

        The Company intends to seek short-term financing to enable it to close the Acquisition if it obtains subscriptions for at least 250,000 shares in the Offering but fewer than the 504,000 shares offered hereby. The Company has received a proposal from SunTrust Bank outlining the terms of a loan of up to $4 million with an interest rate fixed at .85% above the bank's one year certificate of deposit rate. The loan would be fully secured by pledging a certificate of deposit owned by VCI and would be repaid from the proceeds of the sale of additional shares in the Offering and/or from cash flow from operations following the Acquisition. In the event that the net proceeds from the Offering and the loan are not sufficient to pay the acquisition price, no shares will be sold and the Offering will terminate. See "Plan of Distribution."

        Pending the application of the net proceeds of the Offering as described above, the Escrow Agent will invest the net proceeds in short-term investment-grade or government interest-bearing securities.


                                 DIVIDEND POLICY

        The Company does not anticipate paying any dividends on its Common Stock in the immediate future. The Company expects to retain any earnings generated from its operations for use in the Company's business. Any future determination as to the payment of dividends will be at the discretion of the Board of Directors of the Company and will depend upon the Company's future operating results, financial condition and capital requirements, general business conditions and such other factors as the Board of Directors of the Company deems relevant. The payment of dividends also will be limited by provisions of the Florida Insurance Code that will require the Company to maintain at all times a minimum surplus in an amount which is the greater of $150,000 or 10% of the Company's total liabilities.


                                    DILUTION

        The net tangible book value of the Company as of March 31, 1996 was $8,866, or $.07 per share of Common Stock. Net tangible book value per share represents the amount of the Company's total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the sale by the Company of only 250,000 (the minimum number of shares offered hereby) shares of Common Stock offered hereby at the initial public offering price of $10.00 per share (after deducting estimated offering expenses) and a $2.5 million loan, and after giving effect to the Company's acquisition of the operating assets of VCI, as if the acquisition had taken place on March 31, 1996, the pro forma net tangible book value of the Company as of March 31, 1996 would have been $2,509,000, or $6.68 per share of Common Stock. This represents an immediate increase in net tangible book value of $6.61 per share to existing shareholders and an immediate dilution of $3.32 to investors purchasing Common Stock in this Offering. The following table illustrates this per share dilution:

    Initial public offering price per share . . .               $10.00
      Net tangible book value per share at
        March 31, 1996  . . . . . . . . . . . . .$     .07
      Increase in net tangible book value per
        share attributable to new investors . . .     6.61
                                                   -------

    Pro forma net tangible book value after
        offering  . . . . . . . . . . . . . . . .                 6.68
                                                                ------
    Dilution per share to new investors . . . . .              $  3.32
                                                                ======


        The computations in the above table excludes 157,500 shares reserved for issuance under the Company's stock option plan, of which 131,906 shares are subject to outstanding options as of the date of this Prospectus. The options have a term of 10 years and an exercise price of $.29 per share. To the extent such options were exercised (based on an average vesting of 23%), the pro forma net tangible book value as of March 31, 1996 would have been $2,518,000, or $6.20 per share, representing an immediate increase in net tangible book value of $6.13 per share to existing shareholders and an immediate dilution of $3.80 to investors purchasing Common Stock in this Offering. See "Management -- Executive Compensation."

        Assuming that all 504,000 shares of Common Stock were sold in the Offering and after giving effect to the Acquisition, the pro forma net tangible book value of the Company as of March 31, 1996 would have been $5,009,000, or $7.95 per share of Common Stock. This represents an immediate increase in net tangible book value of $7.88 per share to existing shareholders and an immediate dilution of $2.05 to investors purchasing Common Stock in this Offering. Assuming that all 504,000 shares were sold and the options were exercised (based on an average vesting of 23%), the pro forma net tangible book value as of March 31, 1996, after giving effect to the Acquisition, would have been $5,018,000, or $7.60 per share, representing an immediate increase in net tangible book value of $7.53 per share to existing shareholders and an immediate dilution of $2.40 to investors purchasing Common Stock in this Offering.


        The following table summarizes on a pro forma basis as of March 31, 1996 the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company, and the average price paid per share by the existing shareholders and the new investors, assuming the sale by the Company of only 250,000 shares of Common Stock, the minimum number offered hereby, at the initial public offering price of $10.00 per share, and further assuming the exercise of the options (based on an average vesting of 23%):

                           Shares Purchased                          Average
                             from Company      Total Consideration    Price
                                      Per-                  Per-       Per
                           Number   centage     Amount     centage    Share
    Existing
     shareholders . . .   126,000    31.0%  $    24,000      0.9%   $   .19

    New investors . . .   250,000    61.6     2,500,000     98.7      10.00

    Option Holders  . .    29,925     7.4         8,678      0.4        .29
                          -------   -----     ---------    -----     ------
       Total  . . . . .   405,925   100.0%   $2,532,678    100.0%    $ 6.24
                          =======   =====     =========    =====     ======

        The following table summarizes the same information, except that it assumes the sale by the Company of all 504,000 shares of Common Stock offered hereby:


                          Shares Purchased                           Average
                            from Company       Total Consideration    Price
                                     Per-                   Per-       Per
                         Number     centage    Amount     centage     Share
    Existing
     shareholders . .    126,000     19.1%  $   24,000       0.5%   $   .19

    New investors . .    504,000     76.4    5,040,000      99.3      10.00

    Option holders  .     29,925      4.5        8,678       0.2        .29
                         -------    -----    ---------     -----     ------
       Total  . . . .    659,925    100.0%  $5,072,678     100.0%    $ 7.69
                         =======    =====    =========     =====     ======


                              PLAN OF DISTRIBUTION

        This offering of Common Stock of the Company is not underwritten.
   The Company is offering these securities through certain of its officers and directors on a best-efforts basis. The Company will reimburse officers and directors only for reasonable expenses, if any, they incur in connection with selling the Common Stock.

        The offering price per share was determined by the Company's Board of Directors arbitrarily and should not be considered to be indicative of the market value of the Common Stock after this Offering.

        The minimum subscription per investor is 250 shares and the maximum is 2,500 shares. The minimum subscription amount is designed to avoid having 500 or more holders of record of the Common Stock after the Offering, which would require the Company to register its Common Stock under the 1934 Act. See "Risk Factors - Transfer Restrictions." The maximum subscription amount is designed to permit as many VCI members as possible to participate in the Offering, if they so choose. The minimum and maximum subscription amounts per investor may be waived by the Board of Directors in individual instances, in its discretion. Initially, the Common Stock will be offered only to persons who are members or employees of VCI (and members of their families) and to whom offers may be made under applicable securities laws. If VCI's current members and employees subscribe for less than the maximum number of shares, then the Company will offer the remaining shares to persons who are not associated with VCI. The Board of Directors retains the right to accept or reject subscriptions, in its discretion, in whole or in part, taking into consideration the total number of subscribers and the relative size of subscriptions (for purposes of the 500 holder limitation referred to above), whether the subscriber is a VCI member and the date on which subscriptions are received. In the event that the Offering is oversubscribed, subscriptions will be prorated in a manner deemed fair by the Board of Directors, taking into account the foregoing factors, and funds representing oversubscriptions will be refunded promptly after such determination.

        As stated above, there is no trading market for the Common Stock and it is unlikely one will develop in the future. Accordingly, prospective investors will be required to make certain representations and warranties with respect to their financial condition and their ability to bear the risk of a long-term investment in the Company. The Company will have the right to refuse a subscription for the Common Stock from any investor if it believes that the investment is unsuitable for such investor.

        The Common Stock will not be offered in any state in which an offer is not authorized. In order for the Company to ensure compliance with any applicable state securities laws, prospective investors will be required to provide representations with respect to their state of residence.

        Funds received upon a subscription for shares offered hereby will be held in an escrow account at Compass Bank, in Jacksonville, Florida, pending the sale of no fewer than 250,000 shares and the satisfaction of the other conditions to closing contained in the Asset Purchase Agreement with VCI. Subscriptions may not be modified or revoked once received by the Company, without the Company's written consent. If subscriptions for 250,000 shares have not been received by 5:00 p.m., Eastern Standard Time, on September 30, 1996 (unless the Company exercises its right to extend the escrow period 60 days to a date not later than November 30, 1996), or if any of the other conditions to closing in the Asset Purchase Agreement have not been satisfied by such date, no shares will be sold and the Offering will terminate. In such event, the Escrow Agent will promptly return all subscription funds, with any interest earned thereon. The Company is responsible for all of the Escrow Agent's costs, expenses, and fees. Accordingly, no deductions will be made from the subscription funds or the interest earned on such funds. If the escrow period is extended beyond November 30, 1996, the Company will contact all subscribers, notifying them of the extended escrow period, and permitting any subscriber who wishes to do so to withdraw or modify his or her subscription.

        If 250,000 shares or more are sold during the escrow period, but less than the total 504,000 shares offered hereby, the Company is successful in borrowing the balance of the funds required to pay the Acquisition purchase price and the other conditions to the Closing of the Acquisition are satisfied, the Company will terminate the escrow fund and sell shares to subscribers. The Company may continue to sell shares, updating this Prospectus as needed and as required by federal and state securities laws. The Offering will be terminated when 504,000 shares are sold, and may be terminated by the Company at any time after 250,000 shares are sold.

        Certificates representing shares of Common Stock purchased pursuant to this Offering during the escrow period will be mailed to subscribers as soon as practicable at the end of that period. Certificates representing shares of Common Stock purchased pursuant to this Offering after the end of the escrow period will be mailed as soon as practicable after receipt of the purchase price for the shares.


                                 CAPITALIZATION


        The following table sets forth the capitalization of the Company as of March 31, 1996, and as adjusted to give effect to the Offering and the anticipated use of proceeds of the Offering (at an offering price of $10.00 per share and after deducting estimated offering expenses) to complete the Acquisition as described under "Use of Proceeds." The following table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto incorporated herein by reference.


                                                As Adjusted(1) As Adjusted (2)
                                                  (Maximum       (Minimum
                                  Outstanding     Offering)     Offering)

    Long-term debt                 $   -0-    $     -0-         $2,500,000
                                    --------      ----------     ---------

    Shareholders' equity:

     Preferred Stock, $.01 par
      value, 1,000,000 shares
      authorized, no shares
      issued and outstanding           -0-           -0-           -0-

     Common Stock, $.01 par
      value, 10,000,000 shares
      authorized, 126,000
      shares issued and
      outstanding and 630,000
      or 376,000 shares issued
      and outstanding as
      adjusted(3)                      1,260           6,300         3,760

     Additional paid-in capital       22,740       5,057,700     2,520,240
      Total shareholders'
        equity                       $24,000      $5,064,000    $2,524,000
                                      ------       ---------     ---------
        Total capitalization         $24,000      $5,064,000    $5,024,000
                                      ======       =========     =========

   _______________
   (1) Adjusted to reflect the sale of all 504,000 shares of Common Stock offered hereby and the application of the net proceeds therefrom, which are estimated to be approximately $5 million (after deducting estimated offering expenses).
   (2) Adjusted to reflect the sale of 250,000 shares of Common Stock, the minimum number offered hereby, and the application of the net proceeds therefrom, which are estimated to be approximately $2.4 million (after deducting estimated offering expenses) and the net proceeds from a $2.5 million loan.
   (3) Excludes 157,500 shares reserved for issuance under the Company's Stock Option Plan, of which 131,906 shares are subject to outstanding options (with a term of 10 years and an exercise price of $.29 per share) as of the date of this Prospectus. See "Management -- Option Plan."


                      SELECTED FINANCIAL AND OPERATING DATA

          The following table sets forth selected financial information (A) on a pro forma basis for the Company for the year ended December 31, 1995, and the three months ended March 31, 1996, and (B) on a historical basis for VCI, for the five years ended December 31, 1995 and the three months ended March 31, 1995 and 1996. The financial information for the years ended December 31, 1995, December 31, 1994, and December 31, 1993 have been derived from VCI's financial statements for such years, which have been prepared in accordance with generally accepted accounting principles and audited by Dwight Darby & Company, independent public accountants, and are included elsewhere in this Prospectus. The financial information for the years ended December 31, 1992 and December 31, 1991 have been computed from VCI's financial statements for such years, which were prepared in accordance with statutory accounting principles promulgated by the Florida Department of Insurance and audited by Dwight Darby & Company, and which are not included in this Prospectus. The amounts presented in the financial information for the years ended December 31, 1992 and December 31, 1991 would not have been significantly different if prepared under generally accepted accounting principles. The information should be read in conjunction with (i) the financial statements and notes, and (ii) Management's Discussion and Analysis of Financial Condition and Results of Operations, which are included elsewhere in this Prospectus. Pro forma operating information is presented as if the acquisition of VCI's business and the Offering had occurred on January 1, 1996, and January 1, 1995, for the pro forma periods ended March 31, 1996, and December 31, 1995, respectively. The pro forma balance sheet data is presented as if these transactions occurred on March 31, 1996. The pro forma information incorporates certain assumptions that are included in the notes to the pro forma financial statements included elsewhere in this Prospectus. The pro forma information does not purport to represent what the Company's financial position or results of operations would actually have been if these transactions had, in fact, occurred on the dates indicated, or to project the Company's financial position or results of operations at any future date or for any future period.

                          Three Months Ended
                               March 31,                              Year Ended December 31,
                                       VCI
                         Pro Forma  Historical    Pro Forma                Vision Care, Inc. Historical
                          1996(1)      1996        1995(1)         1995        1994     1993      1992      1991
                                          (Dollars in thousands, except per share and other data)

    Statement of Income
     Data:
    Prepaid programs
     revenues            $ 3,965     $ 3,965       $13,449      $13,449      $11,960  $10,097   $ 8,248   $ 6,778
    Total revenues         4,622       4,679        15,249       15,424       13,237   11,045     8,988     7,388
    Cost of benefits
     provided              2,923       2,923        10,681       10,681        8,355    7,356     6,100     5,270
    General and
     administrative
     expenses              1,272       1,268         4,036        4,032        2,870    2,282     1,872     1,490
    Net income (loss)        348         443        (3,838)(3)   (3,523)(3)    2,393    1,800     1,417     1,120
    Pro forma net
     income(2)               217         276        (2,395)(3)   (2,198)(3)    1,492    1,123       884       699
    Pro forma net
     income per common
     share(2)            $  0.53         n/a     $   (5.90)(3)
    Weighted average
     shares
     outstanding(4)      406,000           0       406,000
    Other Data:
    Number of Sponsors       492         492           494          494          423      371       296       252
    Number of
     Participants        523,600     523,600       513,000      513,000      416,400  348,978   275,175   229,728


                                          March 31,                                December 31,
                                      Pro          VCI                     Vision Care, Inc. Historical
                                     Forma     Historical
                                    1996(1)       1996          1995       1994        1993       1992        1991
                                                (Dollars in thousands, except per share and other data)

    Balance Sheet Data:
    Cash and investments        $  6,100         $  9,833      $ 9,772    $ 7,827    $ 6,215     $ 4,416     $ 2,743
    Total assets                   9,889           13,365       12,698     10,585      7,923       5,890       3,835
    Professional fees refundable   2,000(5)         5,157        5,129          0          0           0           0
    Liability for outstanding      2,328            2,328        2,192      1,785      1,671       1,445         886
     claims
    Equity(6)                      2,524            5,352        4,908      8,369      6,038       4,238       2,821

   __________________
   (1)  Assumes the sale of the minimum 250,000 shares of Common Stock offered hereby and the application of the net proceeds therefrom, which are estimated to be approximately $2.4 million (after deducting estimated offering expenses), and the net proceeds of a $2.5 million loan bearing interest at an annual rate of 5.49% with interest payable monthly and principal due in twelve months.
   (2)  VCI is a not-for-profit corporation for federal and state income tax purposes.  The pro forma information has been computed as if VCI were subject to federal and state income taxes for all periods presented, based on the tax laws in effect during the respective periods.
   (3)  The loss reflects a one time expense in 1995 of professional fees withheld in prior years of $4,085,542 of which approximately $3.1 million is to be refunded in 1996.  See Notes 7 and 11 of Notes to Financial Statements.  Had
        this expense not been incurred in 1995, pro forma net income for the pro forma period ended December 31, 1995 would have been $154,000 ($.38 per share) and VCI's historical pro forma net income for the period ended December 31,
        1995 would have been $350,858.
   (4)  Weighted average number of shares has been computed using the treasury stock method which includes dilutive common stock equivalents as if outstanding during the respective periods.
   (5)  Reflects anticipated payment of $3.1 million to be made prior to the closing of the Offering.
   (6)  Historical amounts for VCI, which is a not-for-profit corporation, represent net assets rather than shareholders'
        equity.



                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion should be read in conjunction with "Selected Financial and Operating Data" and VCI's financial statements and notes thereto appearing elsewhere in this Prospectus. Historical results and percentage relationships should not be taken as indicative of future performance.

   Results of Operations

   Comparison of the three months ended March 31, 1996, to the three months ended March 31, 1995.

        Total revenues increased $1 million in the three month period ended March 31, 1996 to $4.7 million, as compared with revenues for the same period in 1995. The increase was primarily attributable to increases in prepaid program revenues of $.7 million (22.3%), administrative service (fees charged to manage Sponsor's self-funded programs) and reciprocal program revenues (net of claim costs) of $31,034 (32.9%), and managed care revenues (revenues generated through Primary Plus Plans) of $.2 million (99.8%). Revenues increased primarily because of the sale of VSP and Primary Plus Plans to additional Sponsors and the growth in the number of Participants in existing Sponsor groups. Net interest income increased $48,278, or 45.5%, as a result of the investment of additional surplus funds generated from operating income.

        Total revenue for the first quarter increased 27.5% from 1995 to 1996. Total revenues grew faster in 1996 than in 1995 because of successful competition against HMO discount and value added programs which allow participants to receive a percentage or "reduced fee for service" discount on eyecare products and services without paying any premiums.


        Costs of benefits provided increased from $2.5 million in the first quarter of 1995 to $2.9 million in the first quarter of 1996. This represents a $.4 million, or 16.0%, increase primarily due to increases in claim expenses for prepaid programs of $.3 million (14.7%) and managed care programs (Primary Plus Plans) of $119,180 (69.0%). Benefit costs increased at a smaller rate than revenues due to a lower percentage of benefit requests in relation to the number of Participants in the first quarter of 1996 compared to the same period in 1995. This was due in part to the large number of new Sponsors added in the first quarter of 1996. Participants of a new group tend to under-utilize benefits during their first three or four months of coverage.

        VCI receives revenues through its administrative service programs for managing Sponsors' self-funded plans. In exchange for processing claims, providing data processing for billing accounts, and performing other services for those Sponsors, VCI receives a cost reimbursement and an administrative fee while the Sponsor bears the underwriting risk and cost. In 1996, the amount of medical claims in which the Sponsor bore the underwriting risk and cost increased $.6 million to $3.0 million.

        General and administrative expenses increased $398,264, or 45.8%, from $.9 million in the first quarter of 1995 to $1.3 million in the first quarter of 1996. Depreciation expense increased 8.8% during the first quarter of 1996 to $24,420 primarily due to additional capital expenditures incurred in the period.

   1995 Compared to 1994.

        Total revenues increased $2.2 million in 1995 to $15.4 million. The increase was primarily attributable to increases in prepaid program revenues of $1.5 million (12.5%), and managed care revenues of $.6 million (181.5%). Revenues increased primarily because of the sale of VSP and Primary Plus Plans to additional Sponsors and the growth in the number of Participants in existing Sponsor groups. The Company believes that this growth can be attributed in part to VCI's Providers and staff establishing relationships with the Sponsors and Participants that have instilled confidence in the delivery of VCI's products and services. Given that the Company will purchase substantially all of VCI's assets, assume VCI's Provider and Sponsor contracts, and hire most, if not all, of VCI's employees in the Acquisition, the Company does not foresee any impact on its operations or its relationships with VCI's existing Sponsors, Participants and Providers. As a result, the Company anticipates that the growth trend in the number of Sponsors and the number of Participants in existing Sponsor groups will continue. As discussed above in "Risk Factors -- Possible Termination of Vision Service Plan License Agreement" and below in "Business -- VSP License Agreement," Vision Service Plan has notified VCI that it intends to terminate the License Agreement effective December 31, 1997. Although, VCI is attempting to negotiate a continuation of the License Agreement, the Company does not believe that the termination would have a material affect on its operations because the Company believes that it will be able to maintain VCI's Sponsor base by transferring the Sponsors to other Company prepaid vision service plans.

        Net interest income increased $213,565, or 64.5%, as a result of the investment of additional surplus funds generated from operating income and the higher yield from investments due to rising interest rates.

        Total revenue increased 16.5% from 1994 to 1995 and 19.9% from 1993 to 1994. Revenues did not grow as fast in 1995 as in 1994 because of increased competition in the marketplace from HMO discount and value added programs which allow participants to receive a percentage or "reduced fee for service" discount on eyecare products and services without paying any premiums.

        Costs of benefits provided increased from $8.4 million in 1994 to $10.7 million in 1995. This represents a $2.3 million, or 27.8%, increase primarily due to increases in claims expenses for prepaid programs of $1.8 million (22.0%) and managed care programs of $.6 million (188.9%).
   Benefit cost increases over the past three years are directly related to the growth in the number of Sponsors and Participants using the benefits. Rising medical costs were not a major factor due to the Company's cost containment measures which are designed to reduce the cost of individual claims by reducing professional fees through negotiated contracts with Providers and taking advantage of volume discounts on eyewear through negotiated contracts with wholesale optical laboratories. Benefit costs increased in relation to revenue due to (1) the aggressive pricing of the Primary Plus product to gain entry into the managed care market and to increase market share, and (2) an increase in professional fees in January 1995. The Company anticipates that it will continue to aggressively price the Primary Plus product over the short-term to gain market share and market recognition. The Company's pricing structure will cover its full claims costs and a portion of its administrative costs. As the number of Sponsors subscribing to the Primary Plus product increases, the Company should be able to spread its administrative costs over a larger customer base thereby increasing profitability.

        As stated above, VCI receives revenues through its administrative service programs for managing Sponsors' self-funded plans while the Sponsor bears the ultimate underwriting risk and cost. In 1995, the amount of medical claims in which the Sponsor bore the underwriting risk and cost increased $1.4 million to $10.2 million.

        General and administrative expenses increased $1.2 million, or 40.5%, from $2.8 million in 1994 to $4.0 million in 1995. Administrative costs increased over the last three years because of the increased number of Sponsors and Participants requiring services and the addition of infrastructure and resources (employees, furniture, equipment, software and office space) required to develop and maintain the managed care product line. Although increases in general and administrative expenses can be expected due to the addition of new Sponsors and Participants, salary increases, inflation and other factors, management believes that these increases will be insignificant when compared to past years.

        Depreciation expense increased 2.7% during 1995 to $89,803 primarily due to additional capital expenditures incurred in the latter half of 1994 (which did not reflect a full year's depreciation in 1994 as in 1995).

        The Company had a net loss of $3.5 million in 1995 compared to net income of $2.4 million in 1994. The loss in 1995 was the result of a one time expense of professional fees withheld in prior years of $4.1 million, of which $3.1 million is to be refunded in 1996. Had this expense not been incurred in 1995, net income would have been $.6 million.

   1994 Compared to 1993.

        Total revenues increased $2.2 million, or 19.9%, from $11.0 million in 1993 to $13.2 million in 1994. The increase was primarily due to increases in prepaid program revenues of $1.9 million (18.5%) and managed care revenues of $.3 million (1,290%). Revenues increased primarily because of the sale of VSP and Primary Plus Plans to additional Sponsors and the growth in the number of Participants in existing Sponsor groups. In addition to the increases in program revenues, net interest income increased by 42.8% to $331,260 for 1994 from $232,014 for 1993 as a result of the investment of additional surplus funds generated from operating income and the higher yield from investments due to rising interest rates.


        Costs of benefits provided increased $1.0 million, or 13.6%, from $7.4 million in 1993 to $8.4 million in 1994. This increase was primarily attributable to increases in claims for prepaid programs of $.7 million (9.6%). With respect to administrative service and reciprocal programs, the amount of medical claims in which the Sponsor bore the underwriting risk and cost increased from $7.3 million in 1993 to $8.8 million in 1994. General and administrative expenses increased $0.6 million, or 25.8%, from $2.3 million in 1993 to $2.9 million in 1994.

        Depreciation expense increased 2.3% during 1994 to $87,463 primarily due to additional capital expenditures incurred in 1995 and in the latter half of 1994.

   Liquidity and Capital Resources

        Historically, VCI's principal sources of cash have been the receipt of premiums, reciprocal revenues and administrative fee payments, and investment income. VCI's average accounts receivable turnover for the past three years is approximately 34 days and the turn-around time for claims is approximately 30 days. VCI invests cash balances pending future payments of claims and other operating expenses. In September 1992, VCI entered into a revocable trust agreement and transferred all certificates of deposit and marketable securities to the trustee. The trust was created to relieve VCI's management of the administrative burden associated with investing excess funds including reconciling numerous accounts, updating signatories and moving funds. The Company's management does not anticipate any change in those patterns.

        Historically, VCI has met its statutory surplus requirements by withholding a specified percentage of fees due to Providers. VCI's contracts with its Providers expressly authorize VCI to withhold these fees as a benefit reserve without creating any obligation on the part of VCI to pay them to the Providers. The Board of Directors has classified approximately $5.1 million of the withheld amounts as a liability as of December 31, 1995 due to increases in VCI's net assets from income from operations. VCI anticipates paying $3.1 million of the liability immediately prior to consummation of the Offering. See Note 7 of Notes to Financial Statements. The remaining $2.0 million of professional fees due to Providers, which the Company will assume from VCI, are expected to be paid, without interest, during the next 10 years, as cash flow permits.


        VCI's principal demands for liquidity generally have been benefit costs and administrative expenses such as salary, commissions, printing, rent, etc. The Company anticipates that the cash reserves and the cash flow available from operations after the consummation of the Offering will be adequate to meet the capital and liquidity needs of the Company in both the short and long term. The Company does not anticipate any significant capital expenditures in the foreseeable future. However, in the event the Company seeks to accelerate its growth, additional capital may be necessary.

        Net cash provided by operating activities increased to $2.0 million for the year ended December 31, 1995 from net cash provided of $1.9 million in 1994. This increase cannot be attributed to any one factor. There was an insignificant increase in net cash provided by operating activities from 1993 to 1994.

        Net cash used in investing activities was $3.1 million for the year ended December 31, 1995, $2 million more than 1994. The increase was primarily the result of investing 1994's net income and reinvesting all interest earned thereon. Net cash used in investing activities was $1.1 million in 1994, $.5 million less than 1993. Because all of VCI's certificates of deposit are for 24 months, very few certificates purchased in 1992 and 1993 matured in 1994 to be reinvested.

   Inflation

        Management does not believe that inflation has had a material effect on the results of the Corporation's operations. Notwithstanding that, during periods of significant inflation, the Company believes that its premium increases and cost control measures will reduce, to a certain extent, the potential adverse effect of inflation on its operations.

   Accounting for Investments

        After the Company's acquisition of VCI's assets, the Company's investments will be accounted for in accordance with Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities. The adoption of this standard will not materially affect the Company's financial position or its results of operations. It is anticipated that the Company will have a positive intent and ability to hold its marketable securities to maturity and will accordingly classify them as held-to-maturity investments reported at amortized cost.


                                    BUSINESS

   General

        The Company was formed as a Florida corporation in May 1995 for the purpose of purchasing substantially all the operating assets of VCI. See "Proposed Acquisition of VCI Business." VCI was formed in 1968 to engage in the management, administration and provision of pre-paid vision care services in Florida and is now the largest group vision care provider in Florida based on annual revenues and number of Sponsors, Participants and Providers. VCI also has a certificate of authority to operate in Puerto Rico but currently, its only business in Puerto Rico, from which it derives immaterial revenues, is reciprocal business processing claims for VSP participants in Puerto Rico.

   The Plans

        As a reaction to the continued rapid increases in the cost of health care, including vision care, employers and insurers have sought means to reduce the cost of direct fee-for-service reimbursement plans. In particular, HMO's, PPO's and other third party health organizations have been developed to offer a broad range of health care services, including vision care services, based on capitated fees for membership. VCI's pre-paid vision care plans, which offer specified services and products at pre-determined prices (the "Plans"), are offered under the name "VSP" under license from Vision Service Plan, which operates directly or through license arrangements in other states, or under VCI's internally developed program targeted at HMOs and PPOs known as Primary Plus. VCI's Plans will be one of the assets purchased by the Company under the terms of the Asset Purchase Agreement.

        The Company does not anticipate making any significant changes to the way VCI manages, administers and provides its products and services. However, the Company does intend to place more emphasis on the cost-effective access to health care, build on VCI's reputation to deliver vision health care services efficiently and effectively, and expand services. Management believes that the ability to do that is significantly enhanced by a for-profit corporate structure which provides the corporation with flexibility that a not-for-profit entity does not have, including, among other things, the ability to raise capital through stock offerings.

        Currently, VCI contracts with public and private employers, HMOs, PPOs, health insurance carriers, self-insured corporations, unions and other associations (collectively, the "Sponsors") to provide pre-paid group managed vision care services to members, clients or employees of the Sponsors who choose to participate in a Plan (the "Participants"). The Sponsors provide access to a large number of potential Participants thereby enabling VCI to reach a greater number of persons without the economic burden of marketing directly to the public. As of March 1, 1996, VCI had contracts with 494 Sponsors. The vast majority of VCI's contracts with its Sponsors are assignable by VCI without the consent of the Sponsor which will enable the Company to continue services to current Sponsors.
   In those cases where Sponsors must approve the assignment, the Company does not anticipate any problem in obtaining such approvals because, in the Company's opinion, VCI, through its staff and brokers, has developed loyal relationships with its Sponsors by providing the Sponsors' employees, members and clients with quality vision care products and services.

        To the extent necessary, VCI will develop a Plan for each Sponsor that is tailored to meet the needs of the particular Sponsor and its members, employees or clients. Then, in exchange for fixed payments made by the respective Sponsors for each enrolled Participant, Participants obtain eye health examinations, corrective lenses and frames through VCI's network of more than 1,000 Providers for no additional payment, unless there is a deductible or a required co-payment. Participants may select glasses and other vision products covered by the Plan, or choose from a wide variety of upgraded frames and lenses at an additional cost.
   Upgraded items include, among other things, designer frames, designer sunglasses, tints, ultra-violet filters, anti-reflective coatings, speciality lenses, sports and occupational eyewear, photochromatic lenses and polycarbonate lenses. Complete contact lens services, including testing, fitting and servicing, as well as post-cataract and pediatric eyecare services are also available.

        VCI's management determines an appropriate premium for a Sponsor's Plan based upon a number of factors, including the total number of Participants in the Plan, the services to be provided to Plan Participants and the historical use of the Plan's services by similar Participants.
   The exact premium amount is then negotiated by VCI's management and the Sponsor at the time VCI enters into an agreement with the Sponsor. The amount of the premium is included in the agreement between the Sponsor and VCI and generally cannot be adjusted until the expiration of the current term of such agreement. The term of the agreement generally ranges between one and two years. Moreover, the agreement typically is not terminable by either the Sponsor or VCI (although VCI may terminate the agreement for the Sponsor's failure to remit premiums) unless the terminating party provides the non-terminating party with notice of cancellation ranging from 30 to 90 days prior to the expiration of the term of the agreement. Historically, approximately 95% of the Sponsors have renewed their contracts with VCI.

        Sponsors contract with VCI for Plans because they are a relatively inexpensive way of providing an additional health care benefit to employees and other beneficiaries. In addition to tailoring a Plan to meet the needs of a particular Sponsor and its members, employees or clients, VCI also prepares all Plan literature and claim forms for Sponsors and their Participants; recruits Providers to provide eyecare services to Participants; provides data processing services for billing accounts, and renders payments to Providers and other vendors in connection with eyecare services rendered to Participants; monitors utilization of services by Participants; and provides quality control procedures relating to services. The Company believes that Sponsors typically offer their members or employees participation in the Plans as a health care option or as an enhancement to the basic benefits offered to such members or employees.


        The Company believes there are several features of the Plans in addition to the advantages discussed above that make choosing a Plan a smart decision for Sponsors. First, the Plans are convenient. VCI provides a state-wide panel of Providers from which a Participant can choose in order to get the maximum benefit from a Plan, although any provider may be chosen, panel or non-panel. VCI uses a pre-certified benefit form which allows a Participant utilizing the services of panel Providers to receive covered services without making any payment (unless the particular Plan requires a deductible or co-payment) or completing any claims paperwork. In addition to convenience, the Plans provide quality and cost control. VCI maintains quality control standards for examinations and lens fabrication and encourages its panel Providers to order high quality frames. Quality control is also enhanced by the fact that VCI maintains committees to review claims and resolve complaints.

        VCI also receives revenues through its administrative service programs for managing Sponsors' self-funded plans. In exchange for processing claims, providing data processing for billing accounts, and performing other services for those Sponsors, VCI receives a cost reimbursement and an administrative fee.

        In short, the Company believes that VCI has an effective structure for providing vision care products and services to Sponsors and Participants. Accordingly, the Company anticipates operating its business in much the same manner that VCI has operated its business for the past 28 years.

   VSP License Agreement

        Substantially all of VCI's revenues are derived from Plans offered under the names "Vision Service Plan", or "VSP," under license from Vision Service Plan, the nation's largest provider of prepaid vision service plans. Vision Service Plan is a non-profit PPO that has been providing vision care benefits for more than 40 years and was one of the first PPOs to focus exclusively on group vision care, designing and administering its first vision benefit plan in 1954. Vision Service Plan has expanded to become the largest vision network in the country, with more than 23,000 providers. Vision Service Plan offers vision care service plans directly in 46 states and the District of Columbia, and indirectly in the remaining 4 states (including Florida) under license arrangements with other providers of prepaid vision care service plans.

        In 1988, VCI and Vision Service Plan entered into a license agreement (the "License Agreement"), giving VCI the exclusive right in Florida to use the federally registered and common law service marks "VSP" and "Vision Service Plan" in exchange for license fees equal to $2,000 per year. By entering into the License Agreement, VCI gained the advantages of being associated with the largest vision care network in the U.S. while maintaining the advantages of local control over the quality of vision care services.

        Under the License Agreement, VCI also provides reciprocal services through its Providers to participants in other VSP plans who happen to reside in Florida but whose sponsors are based outside the state. These sponsors have contracted with another VSP entity, whether Vision Service Plan or one of its other licensees, for prepaid vision care services for their covered participants. Likewise, under the reciprocal arrangements with Vision Service Plan, VCI Participants who reside outside Florida but whose Florida-based Sponsors have contracted with VCI for Plan coverage utilize the services of VSP provider networks in other states.

        Revenues from VCI Plans offered under the VSP name, including both prepaid and administrative service programs (net of claim costs), accounted for approximately 88.3%, 91.8% and 92.9% of VCI's revenues in 1995, 1994 and 1993, respectively. Additionally, revenues from reciprocal business for services provided by VSP Providers to Florida residents participating in non-VCI plans offered by Vision Service Plan or its licensees in other states accounted for approximately 1.5%, 3.1% and 4.6% of VCI's revenues (net of claim costs) in 1995, 1994 and 1993, respectively. The Company estimates that as of March 1, 1996, there were approximately 50,000 Participants residing out-of-state who are covered by VSP reciprocal arrangements under VCI Plans.

        Vision Service Plan has notified VCI that it intends to terminate the License Agreement effective December 31, 1997. While the reason for the notification was not disclosed by Vision Service Plan, VCI has advised that it believes Vision Service Plan is considering offering vision care service plans directly in Florida. VCI has met with VSP representatives in an attempt to negotiate a continuation of the License Agreement. Although VCI plans to meet with VSP representatives several more times in the coming months, there can be no assurance that it will be successful in securing an extension of the License Agreement. In the event that a new contract is signed, management anticipates that the contract will be on substantially the same terms and conditions as the License Agreement. As stated earlier, the Company believes that it will be able to maintain many of its Sponsors, Participants and Providers by converting Sponsors' plans from VSP Plans to the Company's own proprietary plans if the License Agreement is terminated. However, neither VCI nor the Company has entered into discussions with any Sponsor regarding such a conversion. See "Risk Factors -- Possible Termination of Vision Service Plan License Agreement." The Company also believes that it will be able to negotiate arrangements for the provision of services on a reciprocal basis to Participants out-of-state. However, there can be no assurance that it will be able to do so. The VSP name is well known and management believes that it has given VCI a marketing advantage with Sponsors. Moreover, if the License Agreement is terminated, the Company eventually would lose virtually all revenue from reciprocal business in Florida for out-of-state VSP Plans.

   Primary Plus

        Primary Plus was created by VCI in 1993 to take advantage of the additional revenue potential generated by the shift in emphasis in health care to HMOs and managed care. It serves as a proprietary vehicle for Plans marketed to HMOs, which generally use Providers who traditionally have not been panel Providers under the VSP Plans marketed by VCI. By contrast, VSP Plans are marketed primarily to businesses, school boards, and other governmental agencies. As a result of the differing needs and objectives of the groups targeted by each type of Plan, the rates and products of the two types of Plans are very different. Primary Plus usually includes all medical and surgical eyecare as well as routine eye examinations, eyeglasses and contact lenses, while VSP Plans generally only cover routine examinations, eyeglasses and contact lenses.

        As of March 1, 1996, 13 HMOs with approximately 217,000 Participants in the aggregate have contracted for Primary Plus Plans. Primary Plus Plans accounted for approximately 5.8%, 2.4% and 0.2% of VCI's revenues in 1995, 1994 and 1993, respectively. Revenues generated from Primary Plus Plans are lower than those generated from VSP Plans due to the competitive nature of the managed care market and the less expensive benefit packages offered to Primary Plus Participants. Primary Plus is able to compete in this market by directing patient volume to Providers who are willing to accept lower reimbursements and negotiating competitive lab arrangements that lower Primary Plus' corresponding expense levels. Given the increasing emphasis on health care cost containment and the concomitant growth in HMOs, the Company intends to emphasize the marketing of Primary Plus to HMOs.

        Effective April 1, 1996, Primary Plus began providing administrative services to certain PPOs covering approximately 150,000 members. Similar to its administrative service programs discussed above, VCI will receive revenues on a cost reimbursement plus administrative fee basis.

   The Providers

        VCI's programs are designed to provide savings to individual consumers, insurance companies and employers by reducing the cost of frames, eyeglass lenses, contact lenses and eye examinations. The proliferation of optical chain stores and other volume eyewear dispensers has resulted in competitive pressures on the practices of various independent optometrists and dispensing opticians. One of the goals of VCI is to assist such vision care professionals in maintaining or increasing the volume of their practices while enabling consumers to reduce their eye care costs. The Company intends to continue that goal by maintaining and attracting new Providers.

        Each Provider must be a licensed practicing doctor of optometry or ophthalmology. Currently, there are approximately 2,800 licensed potential Providers in Florida, of which 2,000 are optometrists and 800 are ophthalmologists. VCI's process of selecting potential Providers includes a review of references from existing Providers and regulatory agencies, personal interviews and telephone calls to references. The majority of Providers in VCI's prepaid vision care service plans to date are optometrists who are licensed professionals specializing in vision examinations, but who are limited in their ability to treat eye diseases. Optometrists generally have completed four years of post-graduate education following completion of a bachelor's degree. The other Providers are ophthalmologists, who are medical doctors specializing in the care, treatment and surgery of eyes. As of March 1, 1996, VCI had Provider Agreements with more than 1,000 Providers. The majority of those agreements are unilaterally assignable by VCI to an entity which has purchased substantially all of VCI's assets. As a result, the Company anticipates continuing services to current Sponsors and Participants without interruption, and further anticipates that its contractual terms with the Providers will not be materially different than those reflected in the historical financial statements of VCI.

        The Company anticipates using the same method of contracting with Providers that VCI currently uses. VCI enters into a separate written agreement with each optometrist or ophthalmologist who becomes a Provider (the "Provider Agreement"). Under a Provider Agreement, the Provider agrees to furnish health care services to Participants in the Plans at predetermined fees. The Provider Agreement requires that the Provider, among other things, conduct his or her professional practice in accordance with the prevailing practices and standards of the profession and the community. In addition, the Provider must maintain and retain records relating to Participants in such form as required by law and accepted medical practice.

        Generally, Provider Agreements do not have fixed terms and are terminable by VCI upon 30 days written notice to the Provider and by the Provider upon 90 days written notice to VCI. Historically, the majority of Providers have renewed their agreements with VCI. In order to interest a greater number of Sponsors, the Company believes that it must establish a larger network of Providers and will focus its efforts on developing such a network by continuing to seek highly qualified and geographically diverse Providers.

        VCI generally contracts with Providers to provide services to Participants simultaneously with the development of a Participant base in a particular geographic area, although at times VCI may enter into agreements with Providers in advance of the development of a Participant base in certain areas in connection with VCI's marketing efforts. The Company does not expect to alter that strategy. The Provider generally decides to participate in VCI Plans in order to supplement their practices. The Plans enable Providers to treat additional patients who are Participants without requiring them to give up any of their existing patients or the opportunity to obtain new patients who are non-Participants. Although patients who are Participants generally pay fees which are less than those paid by non-Participant patients, the incremental revenues from Participant patients may be an additional source of revenue to the Provider with little or no increase in overhead costs. There can be no assurance, however, that all of the Providers will continue to participate in the Plans even if their participation results in such an increase in volume, since that portion of their practices may become less profitable than other aspects of their practices.

   The Company's Strategy

        The Company believes current market conditions in vision care favor companies which provide meaningful cost containment to the buyer. The Company further believes there are significant niches within each market offering attractive opportunities for companies which are responsive to consumer demand for affordable vision care. To take advantage of these market conditions, the Company's business strategy is to:

        - Emphasize cost-effective access to health care. The Company believes that rising vision care costs will cause buyers to seek cost containment. The Company plans to focus on this demand by providing low cost prepaid vision care programs.

         - Build on VCI's managed care reputation and capabilities. The Company believes that VCI is a vision care leader in the Florida market place because of the quality of its Provider network, the number of its Sponsors and the development of flexible and cost-effective vision care services. The Company intends to build on that reputation and continue to expand VCI's range and offering of services.

         - Expand services. In response to market opportunities, the Company intends to continue VCI's strategy of expanding its product lines and services. New delivery systems that eliminate the pre-certified benefit form are being positioned in the Provider networks for implementation as required. In addition, new product lines emphasizing discount and value added benefits at more competitive prices are being researched and developed. Select Provider networks are being recruited to provide non-standard VSP product services.

   Marketing and Promotion

         VCI does not market its pre-paid plans directly to the public, and the Company expects to follow suit. The Company believes that the success of pre-paid vision care plans depends upon its ability to attract and maintain Sponsors with a substantial number of members or employees for enrollment in pre-paid programs. To date, VCI's efforts have been directed primarily to Sponsors located in Florida. However, if the VSP License Agreement is terminated, the Company may seek to expand its operations to other geographical locations or attempt to affiliate with other providers of prepaid vision care service plans. See "Risk Factors - Possible Termination of Vision Service Plan License Agreement." Marketing to potential Sponsors will continue to be conducted primarily through direct personal contact and solicitation by the Company's management. The Company also intends to continue marketing pre-paid programs through attendance at trade shows and by advertising in appropriate trade journals, as well as through networks of independent health insurance brokers.

         VCI has marketed its prepaid plans in Puerto Rico through insurance agents. Because the Puerto Rico marketplace has great potential for development, the Company will continue those efforts. In order to be successful, the Company believes that a full-time sales representative is necessary to educate brokers, agents and the public on the value of the benefits being offered.

   Competition

         The Company will compete in Florida with at least four other pre-paid vision plans. The membership of one such plan (United Vision Care Plan, Inc.) is limited to Dade County public school employees and their families and had approximately $2.1 million of revenues in 1995.
   The second company (Optiplan, Inc.) operates primarily in southeast Florida and Puerto Rico, offering prepaid and discount vision care services to HMOs and group members. Optiplan's revenues in 1995 were approximately $3 million. The third company (Spectera Eyecare of Florida, Inc., f/k/a United Eyecare of Florida, Inc.) received its initial licensure in Florida in July 1993. Spectera is part of a larger vision health care organization that primarily provides services in the Northeast. It currently has limited operations in Florida with revenues of approximately $.3 million in 1995. A fourth company is being formed by the American Academy of Ophthalmology and is contemplating operations in 1998 or 1999. The Provider Agreements do not prohibit Providers from providing services to any other pre-paid vision plan. Furthermore, there are a sufficient number of qualified opticians, optometrists and ophthalmologists in Florida to establish independent provider networks.


         In addition to Florida's other prepaid vision plans, a number of other pre-paid vision plans operate in various parts of the United States, many of which possess memberships and financial, marketing and other resources much greater than that of the Company. The Company anticipates that its primary bases of competition with those other pre-paid vision plans will be savings provided to Sponsors and Participants, quality of service, administration and management, convenience, and availability.

   Government Regulation

         Chapter 636 of Florida Statutes, the "Prepaid Limited Health Service Organization Act of Florida (the "Prepaid Act"), and the regulations promulgated thereunder, prohibit a commercial enterprise, such as the Company, from operating a pre-paid optometric service plan without obtaining and maintaining a certificate of authority from the Insurance Department. The Company has applied for licensing in accordance with the Prepaid Act. Management has had discussions with the Insurance Department which is in the process of working out the terms of an opinion letter whereby, subject to certain terms and conditions, the Company's application for a license will be approved simultaneously with the closing of the Acquisition. The Prepaid Act requires, among other things, that the affairs, transactions, accounts, business records and assets of a licensed entity be examined by the Insurance Department at least once every three years. In lieu of making its own financial examination, the Department may accept an independent certified public accountant's audit report prepared on a statutory accounting basis. A licensed entity is also required to file with the Insurance Department certain annual, quarterly and miscellaneous reports, and to maintain a minimum surplus in an amount which is the greater of $150,000 or 10% of its total liabilities. Violation of these provisions can result in the suspension or revocation of the entity's certificate of authority, or in the imposition of fines.

         VCI is licensed under the Puerto Rico Insurance Code as a life and disability insurance company, which is the type of license necessary to provide prepaid vision care service plans in Puerto Rico. To date, VCI has only provided reciprocal services through its Providers to participants in other VSP plans who reside in Puerto Rico but whose sponsors are based elsewhere, and the revenues from such services have been immaterial. The Company filed a request with the Puerto Rico Commissioner of Insurance to transfer VCI's license to the Company and has received oral confirmation that the license will be transferred as soon as practicable after the closing of the Acquisition. See "Proposed Acquisition of VCI's Business." Although the Company will market its prepaid plans in Puerto Rico if the license is transferred (See "Business -- Marketing and Promotion"), management anticipates that the Company's Puerto Rico operations will be minimal in nature and that its primary focus will be the provision of reciprocal services. As of the date of this Prospectus, the Company does not intend to underwrite life or disability insurance in Puerto Rico. As a licensee, the Commissioner of Insurance may require the Company to make special reports from time to time with respect to particular losses or claims, or on any other matter that he/she deems advisable. Furthermore, as a condition to licensing, the Company will be required to appoint a licensed general agent who is a resident of Puerto Rico with the power or duty to supervise the underwriting and policy service operations of the Company. Violations of the Puerto Rico Insurance Code can result in the suspension or revocation of, or a refusal to renew, the Company's license, or the imposition of fines.

         VCI provides Medicaid Plans, and its Primary Plus Plans include Medicare Participants. As a result, the Company will be required to comply with extensive federal and state regulations in order to receive reimbursement for Medicare and Medicaid Participants. There can be no assurance that Medicare and Medicaid will not reduce their benefits in the future or impose other regulations or requirements that may have an adverse effect on the Company's financial condition.

         The Company believes that VCI's programs, and the relationships between and among VCI, its Sponsors, Participants and Providers have been designed to comply with existing laws, and that VCI's operations are currently in compliance therewith. The Company fully expects to comply with all applicable laws and regulations. However, there is no assurance that future laws and regulations will not be adopted, or existing laws and regulations will not be modified or interpreted in a manner that would materially adversely affect the Company.

   Properties

         VCI leases its office from independent third parties. VCI's corporate offices consist of 12,675 square feet of space located at 1511 North Westshore Boulevard, Suite 1000, Tampa, Florida 33607. VCI pays a monthly base rental of $19,805 under a 62-month non-cancelable operating lease agreement which expires on October 31, 1999. The monthly rent will increase $528 beginning on September 1, 1996 and another $528 on each September 1 thereafter, until the expiration of the lease. VCI is also liable for its pro rata share of any operating costs incurred annually by the lessee that are greater than $7.00 per square foot of total square footage leased. VCI has one five-year option to extend the lease at fair market value at the time of the exercising of such option. In addition, VCI leases satellite offices in Longwood and Coral Springs, Florida. The Company will assume all of VCI's liabilities under such leases pursuant to the terms and conditions of the Asset Purchase Agreement.

   Employees

         At December 31, 1995, VCI had approximately 53 employees, including 48 administrative personnel, and 5 sales personnel. To the best of the Company's knowledge, VCI is not a party to any collective bargaining agreements and believes that its relations with its employees are good. The Company anticipates hiring most, if not all, of VCI's employees after the Acquisition.


                                   MANAGEMENT

   Executive Officers and Directors

         The following table sets forth certain information concerning the executive officers and directors of the Company:

                   Name                 Age      Position

    Howard J. Braverman, O.D.(1)(4)*    49    Chairman of the Board of
                                               Directors
    Peter D. Liane, O.D.(1)*  . . . .   40    Chief Executive Officer,
                                               President and Director
    James W. Andrews, O.D.(2)*  . . .   43    Vice President and Director
    Alan P. Fisher, O.D.(3)*  . . . .   45    Secretary and Director
    Terrance W. Naberhaus, O.D.(2)* .   39    Treasurer and Director
    James R. Brauss, O.D.(1)  . . . .   48    Director
    Stanley D. Braverman, M.D.(3)(4)    45    Director
    Allen L. Garrett(3) . . . . . . .   56    Director
    Landrum R. Landreth(1)  . . . . .   71    Director
    Jeffery C. Locke, O.D.(3) . . . .   35    Director
    Raymond M. Neff(2)  . . . . . . .   54    Director
    John M. Renaldo, O.D.(2)  . . . .   52    Director
    Judith A. Zellers, O.D.(1)  . . .   52    Director

   _______________
   *     Member of the Executive Committee.
   (1) Class 1 director whose term will expire at the 1997 annual meeting of shareholders.
   (2) Class 2 director whose term will expire at the 1998 annual meeting of shareholders.
   (3) Class 3 director whose term will expire at the 1999 annual meeting of shareholders.
   (4)   Howard Braverman and Stanley Braverman are brothers.


         The following executive officers of VCI are expected to become executive officers of the Company following the Acquisition:


                  Name                Age        Anticipated Position

    Luis M. Perna, M.S.M.   . . . .   45    President of VSP Division
    Roy L. Burgess, C.P.A., M.S.M.    42    President of Primary Plus
                                             Division
    Eugene T. Pizzo, Jr., M.S.M.  .   53    Controller
    Ronald R. Barnette  . . . . . .   46    Vice President-Sales and
                                             Marketing of VSP Division

         Howard J. Braverman, O.D., Chairman of the Board of the Company, has been a practicing O.D. with Braverman Eye Center since 1981. Dr. Braverman was also associated with Eye Care of Florida from April 1994 to December 1994. Dr. Braverman has been a board member of VCI since January 1994.

         Peter D. Liane, O.D., Chief Executive Officer, President and director of the Company, has practiced as an optometric physician with Drs. Barrack and Liane, P.A. since 1979. Dr. Liane is the President of the Florida Optometric Association and has been a board member of VCI since January 1995.

         James W. Andrews, O.D., Vice President and director of the Company, has been a sole practitioner since March of 1994. Dr. Andrews was a partner with Dr. Cravey, O.D. from January 1982 until March 1994. Dr. Andrews has been a board member of VCI since January 1991.

         Alan P. Fisher, O.D., Secretary and director of the Company, has been an O.D. in private practice for more than the preceding five years. Dr. Fisher has been a board member of VCI since January 1991.

         Terrance W. Naberhaus, O.D., Treasurer and director of the Company, has been an O.D. with Brevard Optometry Associates since April 1990. Dr. Naberhaus has been a board member of VCI since January 1992.

         Raymond M. Neff, director of the Company, is President, CEO, and Director of FCCI Mutual Insurance Company. From 1987 to 1994, he was an administrator for FCCI Self Insurance Fund. During that same period, Mr. Neff served as President, Chief Executive Officer and director of Florida Employees Life Insurance Company and Florida Employees Insurance Service Corporation. Mr. Neff is a director of Barnett Bank of Southeast Florida and has been a board member of VCI since January 1992.

         James R. Brauss, O.D., director of the Company, has been a practicing O.D. with the firm of James R. Brauss, O.D., P.A. since 1988. Dr. Brauss is on the Board of Directors of the Broward County Branch of the American Lung Association and the Broward County Optometry Association and was a board member of VCI from January 1990 to December 1995.

         John M. Renaldo, O.D., director of the Company, has been operating as an independent contractor with Dr. Salvatore M. DeCanio, Jr. since February 1996. Prior to working with Dr. Gary Enker at the Enker Eye Center from October 1994 to February 1996, Dr. Renaldo practiced as Dr. John M. Renaldo, P.A. Dr. Renaldo has been a board member of VCI since January 1990.

         Landrum R. Landreth, director of the Company, has been retired for more than the preceding five years. Mr. Landreth has been a board member of VCI since January 1993.

         Stanley D. Braverman, M.D.. director of the Company, has been a practicing medical doctor, specializing in ophthalmology, since February 1981. Dr. Braverman has been the Medical Director for VCI's Primary Plus Division since October 1993 and is a clinical instructor in ophthalmology at the University of Miami School of Medicine.

         Judith A. Zellers, O.D., director of the Company, has been a sole practitioner since 1981. Dr. Zellers has been a board member of VCI since January 1992.

         Jeffery C. Locke, O.D., director of the Company, has been practicing as Jeffery C. Locke, O.D., P.A. since 1990. In addition, Dr. Locke has been the Director of Quality Assessment of VCI since January 1994 and Optometric Director of VCI since August 1995.

         Allen L. Garrett, director of the Company, helped to form VCI's first panel of doctors in 1969 and 1970 and served as President and Chief Executive Officer of VCI from January 1980 to January 1996. Mr. Garrett is the current Chairman of the Council of Growing Companies.

         Luis M. Perna, M.S.M. has been President of VCI's VSP Division since January 1996. Prior to that date, Mr. Perna served as Vice President of Operations from 1990 to 1995. From 1973 to 1990, Mr. Perna was employed by Crown Life Insurance Company of Canada in both U.S. group insurance sales and administrative capacities. His final position there was Regional Manager, Group Administration. Mr. Perna received his B.A. in Political Science from the University of Florida in 1973 and his M.S. in Management from Florida International University in 1976.

         Roy L. Burgess, C.P.A., M.S.M. is the President of VCI's Primary Plus Division where he is responsible for product design, marketing, claims adjudication, underwriting, contract preparation, customer service, provider relations and quality improvement. Prior to joining VCI in July 1995, Mr. Burgess worked at Prudential Health Care System for 10 years as Director of Operations for its multiple managed care plans in Tampa and Orlando, Florida.

         Eugene T. Pizzo, Jr., M.S.M., has served as Controller of VCI since 1990. From 1982 until his promotion to Controller in 1990, Mr. Pizzo served as VCI's office manager. Prior to joining VCI, Mr. Pizzo was a career officer in the United States Air Force for 20 years during which time he received his M.S. in Management from Troy State University.

         Ronald R. Barnette joined VCI in 1989 and has served as Vice President of Marketing since February 1990. Prior to joining VCI, Mr. Barnette served as an account executive with Vision Service Plan from 1984 to 1988, a marketing representative with 3M Company from 1979 to 1984, and a marketing representative with General Motors Corp. from 1971 to 1979. Mr. Barnette received his B.S. in Marketing from Virginia Polytechnic Institute in 1971.

   Directors' Compensation

         Historically, VCI's board members have received $350 for the first day of a board meeting, $250 for each subsequent day, and reimbursement for any reasonable out-of-pocket expenses. In addition, the Chairman of the Board receives $9,600 per year, and the Vice Chairman and Treasurer each receive $2,400 per year. The Company expects to adopt the same policy following the Acquisition.

         Directors are eligible to receive options under the Stock Option Plan described below. See "Management--Executive Compensation."

   Executive Compensation

         Because the Company has no operating history, compensation information for executive officers is not available for 1995. The following table summarizes the compensation received by VCI's Chief Executive Officer and each of its most highly compensated executive officers other than the Chief Executive Officer whose total annual base salary and bonus exceeded $100,000 (the "Named Executives") in their capacity as executive officers of VCI during 1995. The Company does not anticipate any change in such compensation, except for annual increases in the ordinary course of business and consistent with past practice.


                                    1995 Annual Compensation from VCI

                                                       Other
                                                      Annual     All Other
        Name and                                     Compensa-    Compensa-
   Principal Position         Salary      Bonus       tion(1)     tion (2)

    Allen L. Garrett,
     Chief Executive
       Officer and
       President(3)          $ 95,000      $82,103        -0-      $4,750
    Luis M. Perna, M.S.M.,
     President of VSP
     Division                $ 84,246      $19,769        -0-      $4,212
    Roy L. Burgess, C.P.A.,
     M.S.M.,
       President of Primary
         Plus Division       $ 52,423(4)       -0-        -0-         -0-
   _______________

   (1) Excludes certain personal benefits such as health insurance, the total value of which did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executive.
   (2)   Consists of contributions to VCI's profit-sharing plan.
   (3) Mr. Garrett's term as VCI's Chief Executive Officer and President expired in January 1996. Currently, Peter D. Liane, O.D., is the Chief Executive Officer and President of the Company, but, other than any applicable director fees, Dr. Liane is not compensated for serving in such capacity. There are no immediate plans to hire a full-time salaried Chief Executive Officer after the Acquisition. However, in the event that a new Chief Executive Officer is hired, the Company anticipates that such person will receive less compensation than that received by Mr. Garrett while serving as the Chief Executive Officer and President of VCI.
   (4) Mr. Burgess joined VCI in July 1995. Had he worked the entire year, his salary would have been approximately $128,500.

   Option Plan

         The Company has established a stock option plan (the "Option Plan") for the purpose of attracting and retaining the Company's executive officers and other key employees, directors, and key non-employee advisors in a manner that will align their interests with those of the Company's shareholders. A total of 157,500 shares of Common Stock have been reserved for issuance under the Option Plan. A committee of at least two directors, who may or may not be employees (the "Committee"), will have the authority to determine the terms of awards granted under the Option Plan, including, among other things, the individuals who receive awards, the times when they receive them, vesting schedules, performance goals triggering the exercisability of options, whether an option is an incentive or non-qualified option and the number of shares to be subject to each award. Currently, the Committee members are Howard J. Braverman, O.D., Alan P. Fisher, O.D., and Terrance W. Naberhaus, O.D.

         The exercise price and term of each option will be fixed by the Committee, except that the exercise price for each stock option which is intended to qualify as an incentive stock option must be at least equal to the fair market value of the stock on the date of grant and the term of the option cannot exceed 10 years. In the case of an incentive stock option granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of stock of the Company, the exercise price must be at least 110% of the fair market value on the date of grant and the term cannot exceed five years. Incentive stock options may be granted only to employees and only within ten years from the date of adoption of the Option Plan. The aggregate fair market value (determined at the time the option is granted) of shares with respect to which incentive stock options may be granted to any one individual under the Option Plan, or any other plan of the Company or any parent or subsidiary, which stock options are exercisable for the first time during any calendar year, may not exceed $100,000. An optionee may, with the consent of the Committee, elect to pay for the shares to be received upon exercise of his options in cash or shares of Common Stock or any combination thereof. All options will become exercisable upon any event constituting a change of control of the Company, which could have the effect of deterring potential acquisitions of the Company.

         In April 1996, the Committee granted a total of 131,906 non-qualified options as follows: (i) 55,125 to executive officers, directors and/or shareholders of the Company who have spent considerable time and effort in connection with organizing the Company and furthering the Acquisition (the "Organizing Group"); (ii) 70,875 to those, including key non-employee advisors and executive officers of the Company, who are expected to play a key role in encouraging continued Provider and Sponsor participation in the Plans that the Company will assume from VCI (the "Network Development Group") and (iii) 5,906 to Messrs. Pizzo and Barnette who are expected to become officers of the Company upon completion of the Acquisition. Each of the following individuals, as members of both the Organizing Group and the Network Development Group, received 15,750 options each: Howard J. Braverman, Chairman of the Board; Peter D. Liane, Chief Executive Officer and President; James W. Andrews, Vice President; Alan P. Fisher, Secretary; and Terrance W. Naberhaus, Treasurer. In addition, the Committee awarded 7,875 options each to Messrs. Perna and Burgess, both of whom are shareholders of the Company and executive officers of VCI and are expected to become executive officers of the Company following the Acquisition, in connection with the time they have devoted outside normal working hours as members of the Organizing Group.

         The options have a term of 10 years and an exercise price of $.29 per share, which the Company has determined represents the fair market value of the Common Stock on the date of grant. All options granted to the Organizing Group vest 20% on grant and an additional 20% at the end of each full year after grant, assuming the holders remain in their capacities of officers or directors of the Company. The options granted to each member of the Network Development Group vest 25% upon acceptance by that member of the responsibility of promoting Provider and Sponsor participation and 75% at the end of 1996 as to each member of that group who fulfilled his or her responsibilities in the opinion of the Committee. The options of Messrs. Pizzo and Barnette vest 20% upon the commencement of their employment with the Company and the balance at 20% per year for each year during which they remain employed by the Company. All options not already vested will vest upon any change of control over the Company.

   Employment Agreements

         VCI has entered into one year employment agreements with Luis M. Perna, VCI's Vice President of Operations and President of VCI's VSP Division since January 1996, Roy L. Burgess, VCI's Vice President of Managed Care and President of VCI's Primary Plus Division since January 1996, and Ron Barnette, VCI's Vice President of Marketing. Mr. Perna's agreement provides for an annual base salary of $92,000, a discretionary annual bonus, and participation in certain incentive compensation plans. Although Mr. Perna's agreement has not been amended, Mr. Perna began receiving an annual base salary of $100,000 on January 1, 1996. Mr. Burgess' agreement provides for an annual base salary of $128,500. Mr. Barnette's agreement provides for an annual base salary of $70,000 and incentive payments tied to the annualized volume of VSP contracts and the sale of Primary Plus contracts. Messrs. Perna's and Burgess' agreements will be renewed automatically for an additional year on each anniversary date thereof, unless any party gives written notice of nonrenewal. During their employment with VCI, and for a period of six months thereafter in the case of Mr. Perna and one year in the case of Messrs. Burgess and Barnette, the individuals are prohibited from competing with VCI directly or indirectly in any business involving the soliciting or administering of eye care within a state in which VCI offers such coverage or services and actually writes business. The Company anticipates that each of the above named employees will enter into employment agreements with the Company on substantially the same terms and conditions.

   Indemnification and Insurance

         The Florida Business Corporation Act (the "Florida Act") authorizes Florida corporations to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or on behalf of a corporation, indemnification may not be made if the person seeking indemnification is adjudged liable, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification. The indemnification provisions of the Florida Act require indemnification if a director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding that he or she was a party to by reason of the fact that he or she is or was a director or officer of the corporation. The indemnification authorized under Florida law is not exclusive and is in addition to any other rights granted to officers and directors under the Articles of Incorporation or Bylaws of the corporation or any agreement between officers and directors and the corporation. A corporation may purchase and maintain insurance or furnish similar protection on behalf of any officer or director against any liability asserted against the director or officer and incurred by the director or officer in such capacity, or arising out of the status, as an officer or director, whether or not the corporation would have the power to indemnify him or her against such liability under the Florida Act.

         The Company's Bylaws provide for the indemnification of directors of the Company to the maximum extent permitted by Florida law and for the advancement of expenses incurred in connection with the defense of any action, suit or proceeding that the director was a party to by reason of the fact that he or she is or was a director of the Company upon the receipt of an undertaking to repay such amount, unless it is ultimately determined that such director is not entitled to indemnification.

         The Company intends to obtain a directors' and officers' liability insurance policy insuring (i) the officers and directors of the Company from claims arising out of an alleged wrongful act by the directors and officers of the Company in their respective capacities as directors and officers of the Company and (ii) the Company to the extent that the Company has indemnified the directors and officers for such loss. It is not expected that such insurance will cover claims under Federal or state securities laws.

   Compensation Committee Interlocks and Insider Participation in
   Compensation Decisions

         The Company anticipates that the Board of Directors will determine compensation for the Company's executive officers.


                              CERTAIN TRANSACTIONS

         All of the officers, directors and 5% shareholders of the Company, except for two, are members and officers or directors of VCI. The following table indicates the positions with VCI and the Company as of the date of this Prospectus of each officer, director and present shareholder of the Company:

                                                    Positions with
    Name                   Positions with VCI        Company (1)

    James W. Andrews,      Board Member             Vice President and
     O.D.                                            Director
    James R. Brauss,       Former Board Member      Director
     O.D.(2)
    Howard J. Braverman,   Board Member             Chairman of the Board of
     O.D.                                            Directors
    Stanley D. Braverman,  Medical Director(4)      Director
     M.D.
    Roy L. Burgess,        President of Primary
     C.P.A., M.S.M.         Plus Division(4)
    Alan P. Fisher, O.D.   Board Member             Secretary and Director
    Allen L. Garrett       Consultant(3)(4)         Director
    Landrum R. Landreth    Board Member             Director
    Mitchell W. Legler     None
    Peter D. Liane, O.D.   Board Member             Chief Executive Officer,
                                                     President and Director
    Jeffery C. Locke,      Director of Quality      Director
     O.D.                   Assessment and
                            Optometric
                            Director(4)
    Terrance W.            Board Member             Treasurer and Director
     Naberhaus, O.D.
    Raymond M. Neff        Board Member             Director
    Luis M. Perna, M.S.M.  President of VSP
                            Division(4)
    John M. Renaldo, O.D.  Board Member             Director
    Judith A. Zellers,     Board Member             Director
     O.D.
   _______________
   (1) Each person listed owns more than 5% of the Company's outstanding Common Stock, with the exception of Stanley Braverman who is not a shareholder of the Company. See "Principal Shareholders."
   (2) Dr. Brauss served as a board member of VCI from January 1990 to December 1995.
   (3) Mr. Garrett was President and Chief Executive Officer of VCI until January 1996. Currently, a consulting contract between VCI and Mr. Garrett is being negotiated but has not been signed.
   (4) The individual is expected to serve in the same capacity with the Company following the Acquisition.

         See "Proposed Acquisition of VCI Business" for information concerning the terms of the proposed acquisition by the Company of VCI's assets. VCI, a non-stock, not-for-profit corporation, appointed a special committee in connection with the negotiation and execution of the Asset Purchase Agreement, consisting of a VCI director and two VCI members, none of whom is an officer or director of the Company. The special committee has been advised by its own counsel in connection with the transaction, and the price of the assets being sold by VCI to the Company in the Acquisition has been established by an independent appraisal firm retained by the special committee to determine the fair market value of such assets. Consummation of the Acquisition is subject to the affirmative vote by VCI's members which was obtained at an annual meeting of members held in May 1996.

         Mitchell W. Legler, a shareholder of the Company and the sole shareholder of Mitchell W. Legler, P.A., is counsel to the Company.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth, as of the date of this Prospectus, information regarding the beneficial ownership of Common Stock by each person known by the Company to be the beneficial owner of more than 5% of the Company's outstanding Common Stock, by each director of the Company, each Named Executive, and by all directors and executive officers of the Company as a group. Each person named in the table has sole voting and investment power with respect to all Common Stock shown as beneficially owned by such person. None of such shareholders is selling any Common Stock in the Offering.

                                                                             Percentage            Percentage
                                      Shares            Percentage      Ownership After the   Ownership After the
                                Beneficially Owned  Ownership Prior to   Offering Assuming     Offering Assuming
                                Prior to  Offering     the Offering       Maximum Offering      Minimum Offering

    James W. Andrews, O.D.            7,875                 6.25%                 1.25%                   2.1%
    James R Brauss, O.D.              7,875                 6.25                  1.25                    2.1
    Howard J. Braverman, O.D.        15,750                12.50                  2.50                    4.2
    Roy L. Burgess, C.P.A.,           7,875                 6.25                  1.25                    2.1
     M.S.M.
    Alan P. Fisher, O.D.              7,875                 6.25                  1.25                    2.1
    Allen L. Garrett                  7,875                 6.25                  1.25                    2.1
    Landrum R. Landreth               7,875                 6.25                  1.25                    2.1
    Mitchell W. Legler                7,875                 6.25                  1.25                    2.1
    Peter D. Liane, O.D.              7,875                 6.25                  1.25                    2.1
    Jeffery C. Locke, O.D.            7,875                 6.25                  1.25                    2.1
    Terrance W. Naberhaus,            7,875                 6.25                  1.25                    2.1
     O.D.
    Raymond M. Neff                   7,875                 6.25                  1.25                    2.1
    Luis M. Perna, M.S.M.             7,875                 6.25                  1.25                    2.1
    John M. Renaldo, O.D.             7,875                 6.25                  1.25                    2.1
    Judith A. Zellers,                7,875                 6.25                  1.25                    2.1
     O.D.
    All directors and
     executive officers
     as a group (12 persons)        102,375                81.25%                16.25%                  27.30%

                          DESCRIPTION OF CAPITAL STOCK

         The authorized capital stock of the Company consists of ten million (10,000,000) shares of the Common Stock, par value $0.01 per share and one million shares (1,000,000) of preferred stock, par value $0.01 per share ("Preferred Stock"). As of the date of this Prospectus, there were 126,000 shares of Common Stock issued and outstanding. No shares of Preferred Stock have been issued. Following completion of the Offering, 630,000 shares of Common Stock will be issued and outstanding assuming the sale of all 504,000 shares of Common Stock offered hereby. There is no established trading market for the Common Stock, and one is not expected to develop in the future.

   Preferred Stock

         The Board of Directors has the authority to issue up to 1,000,000 shares of Preferred Stock in one or more classes or series and to fix the number of shares constituting any such series and the rights and preferences thereof, including dividend rates, terms of redemption (including sinking fund provisions), redemption price or prices, voting rights, conversion rights and liquidation preferences of the shares constituting such class or series, without any further vote or action by the Company's shareholders. The issuance of Preferred Stock by the Board of Directors could adversely affect the rights of holders of Common Stock. For example, an issuance of Preferred Stock could result in a class of securities outstanding that would have preferences over the Common Stock with respect to dividends and liquidations, and that could (upon conversion or otherwise) enjoy all of the rights appurtenant to ownership of Common Stock.

   Common Stock

         Holders of Common Stock are entitled to receive such dividends as may be legally declared by the Board of Directors subject to the preferential rights of any outstanding shares of Preferred Stock. See "Dividend Policy." Each shareholder is entitled to one vote per share on all matters to be voted upon and is not entitled to accumulate votes for the election of directors. Holders of Common Stock do not have preemptive rights and, upon liquidation, dissolution or winding up of the Company, are entitled to share ratably in the net assets of the Company available for distribution to Common Stock holders after the payment of any preferences to holders of any outstanding shares of Preferred Stock. All outstanding shares of Common Stock, including the shares offered hereby, will be validly issued, fully paid and nonassessable.

   Transfer Restrictions

         Limit on Number of Holders of Record. There is no trading market for the Common Stock and one is not expected to develop in the future.
   The Company believes that so long as there is no trading market for the Common Stock, it would not be cost effective for the Company to file periodic reports under the 1934 Act or be subject to the 1934 Act's regulations. Thus, in order to avoid becoming a reporting company under the 1934 Act, the Company's Articles of Incorporation provide that no person shall become a Holder of Record (as defined in the Articles of Incorporation) of shares of Common Stock if immediately thereafter the number of Holders of Record of the Common Stock would equal or exceed 500 Holders of Record, or such other number as may subsequently be set forth in Section 12(g) of the 1934 Act as the minimum number of Holders of Record for a class of equity securities to be required to be registered under Section 12 of the 1934 Act (the "Public Company Threshold"). Accordingly, an investor's protection under the federal securities laws will be limited given that there will be no publicly available information with respect to the Company, and the Company will not be required to comply with the federal proxy or periodic reporting rules, including the disclosure requirements thereunder.

         If immediately after any direct or indirect transfer of Common Stock (including, but not limited to, the transfer into the name of a pledgee as record owner, or a transfer made for the purposes of circumventing the registration requirements of Section 12 of the 1934 Act) the number of Holders of Record of the Common Stock would equal or exceed the Public Company Threshold, such transfer shall be null and void to the intended holder, and the intended holder will have no rights to the Common Stock. Common Stock transferred or proposed to be transferred, which would result in the Public Company Threshold being equaled or exceeded, will be deemed held in trust on behalf of and for the benefit of the Company. Such shares of Common Stock shall be deemed a separate class of stock.

         Any person who acquires, attempts or intends to acquire, or retains shares in violation of these restrictions shall provide written notice to the Company of such event. The Board of Directors will, within six months after receiving notice of such actual or proposed transfer, either (i) direct the holder of such shares to sell all shares held in trust for the Company to one or more existing Holders of Record in such manner as the Board of Directors directs or (ii) redeem such shares for a price equal to the lesser of (a) the price paid by the holder from whom shares are being redeemed and (b) the price determined in good faith by the Board of Directors as the fair market value of such Common Stock on the relevant date. If the Board of Directors directs the holder to sell the shares, the holder shall receive such proceeds as the trustee for the Company and pay the Company out of the proceeds of such sale all expenses incurred by the Company in connection with such sale, plus any remaining amount of such proceeds that exceeds the amount originally paid by the intended holder for such shares. In the absence of a trading market for the Common Stock or the stock of an entity comparable to the Company, the Company anticipates using an independent business appraisal firm to determine the fair market value of the Common Stock if the Board of Directors elects to cause the Company to redeem the transferred shares. Factors that the Company expects to take into consideration in selecting and/or terminating an appraisal firm include reputation, experience, knowledge of the Company and its industry, cost and promptness. If the Company disagreed with the appraisal firm's determination of price, the Company would consult with the firm regarding the basis for its appraisal. The Company does not presently anticipate retaining more than one appraisal firm in connection with an appraisal, but if it reasonably believed that an appraisal was unfounded, it might retain a second firm and base the redemption price on an average of the two appraisals. Based on prior experience with appraisals, management of the Company estimates that the cost of obtaining an appraisal would be approximately $5,000 to $7,500 in the event that a permitted transferee could not be located to purchase the shares transferred in violation of the restrictions on transfer summarized above. Such cost compares favorably with a minimum of $100,000 per year that management estimates would be required in terms of additional costs (including legal and accounting fees and printing and related costs) that the Company would be required to incur if it were subject to the reporting
   and other requirements of the 1934 Act.   In the event that it is not
   practicable under the circumstances (e.g., due to expense or timing) to retain an appraisal firm, the Board of Directors reasonably and in good faith will establish the price based on discounted anticipated cash flows, future operations, asset values, and such other factors as the Board of Directors considers relevant at the time.

         Notwithstanding which method of valuation is ultimately used, it is anticipated that the relevant date would be fixed at or near the end of the six-month period in order to allow the holder sufficient time to negotiate an arms-length price with another existing Holder of Record. The intended holder shall not be entitled to distributions, voting rights or any other benefits with respect to excess shares except the amounts described above. Any dividend or distribution paid to an intended holder on excess shares pursuant to the Company's Articles of Incorporation must be repaid to the Company upon demand.

         In any event, it should be noted that so long each purchaser of shares in the Offering transfers all of his or her shares to a single Holder of Record or transfers a portion of his or her shares to someone who is an existing Holder of Record, the number of Holders of Record of the Common Stock will not increase. It should also be noted that if the Board of Directors determines that the cost of enforcing the transfer restrictions outweighs the costs of being a 1934 Act reporting company or that it would otherwise be in the best interests of the Company's shareholders for the Company to be a 1934 Act reporting company, the Board of Directors is authorized to waive the foregoing transfer restrictions without any action on the part of the Company's shareholders.

         All certificates representing shares of Common Stock will bear a legend referring to the restrictions described above.

         Classified Board of Directors. Under the Company's Articles of Incorporation and Bylaws, the Board of Directors of the Company is divided into three classes, with staggered terms of three years each. Each year the term of one class expires.

         Special Voting Requirements. The Company's Articles of Incorporation provide that all actions taken by the shareholders must be taken at an annual or special meeting of the shareholders or by the written consent of the holders of 90% of the Company's outstanding voting stock. The Articles of Incorporation provide that special meetings of the shareholders may be called by only a majority of the members of the Board of Directors, the Chairman of the Board or the holders of not less than 35% of the Company's outstanding voting shares. Under the Company's Bylaws, shareholders will be required to comply with advance notice provisions with respect to any proposal submitted for shareholder vote, including nominations for elections to the Board of Directors.



   Certain Provisions of Florida Law

         The Company is subject to several anti-takeover provisions under Florida law that apply to a public corporation organized under Florida law unless the corporation has elected to opt out of such provisions in its Articles of Incorporation or (depending on the provision in question) its Bylaws. The Company has not elected to opt out of these provisions. The Florida Act contains a provision that prohibits the voting of shares in a publicly held Florida corporation which are acquired in a "control share acquisition" unless the holders of a majority of the corporation's voting shares (exclusive of the above shares held by officers of the corporation, inside directors or the acquiring party) approve the granting of voting rights as to the shares acquired in a control share acquisition. A control share acquisition is defined as an acquisition that has not been approved beforehand by the Company's Board of Directors and immediately thereafter entitles the acquiring party to vote in the election of directors within each of the following ranges of voting power: (i) 1/5 or more but less than 1/3 of such voting power, (ii) 1/3 or more but less than a majority of such voting power and (iii) a majority or more of such voting power.

         The Florida Act also contains an "affiliated transaction" provision that prohibits a publicly held Florida corporation from engaging in a broad range of business combinations or other extraordinary corporate transactions with an "interested shareholder" unless (i) the transaction is approved by a majority of disinterested directors before the person becomes an interested shareholder, (ii) the interested shareholder has owned at least 80% of the Company's outstanding voting shares for at least five years, or (iii) the transaction is approved by the holders of 2/3 of the Company's voting shares other than those owned by the interested shareholder. An interested shareholder is defined as a person who, together with affiliates and associates, beneficially owns (as defined in Section 607.0901(1)(e), Florida Statutes) more than 10% of the Company's outstanding voting shares.


                                  LEGAL MATTERS

         The validity of the shares of Common Stock to which this Prospectus relates will be passed upon for the Company by Foley & Lardner, Jacksonville, Florida.


                                     EXPERTS

         The balance sheet of Vision Health Care, Inc. as of December 31, 1995 and the consolidated financial statements of Vision Care, Inc. as of December 31, 1995 and 1994, and for the years ended December 31, 1995, 1994 and 1993 have been included herein in reliance upon the report of Dwight Darby & Company, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

                            VISION HEALTH CARE, INC.

                          INDEX TO FINANCIAL STATEMENTS

    Unaudited Pro Forma Financial Information                        Page

      Assuming the sale of 250,000 shares of Common Stock and a $2.5 million loan (Minimum Offering):

       Pro Forma Balance Sheet as of March 31, 1996 (Unaudited)   .  F-2
       Notes to Pro Forma Balance Sheet   . . . . . . . . . . . . .  F-4
       Pro Forma Statement of Operations for the Three Months
         Ended March 31, 1996 (Unaudited) . . . . . . . . . . . . .  F-5
       Notes to Pro Forma Statement of Operations   . . . . . . . .  F-7
       Pro Forma Statement of Operations for the Year Ended
         December 31, 1995 (Unaudited)  . . . . . . . . . . . . . .  F-8
       Notes to Pro Forma Statement of Operations   . . . . . . . .  F-10

    Vision Health Care, Inc.
      Balance Sheet as of March 31, 1996 (Unaudited)  . . . . . . .  F-11
      Notes to Balance Sheet  . . . . . . . . . . . . . . . . . . .  F-12
      Independent Auditors' Report  . . . . . . . . . . . . . . . .  F-13
      Balance Sheet as of December 31, 1995 . . . . . . . . . . . .  F-14
      Notes to Balance Sheet  . . . . . . . . . . . . . . . . . . .  F-15

    Vision Care, Inc.
      Statements of Financial Position as of March 31, 1996 and
       1995 (Unaudited)   . . . . . . . . . . . . . . . . . . . . .  F-16
      Statements of Activities for the Three Months Ended March
       31, 1996 and 1995 (Unaudited)  . . . . . . . . . . . . . . .  F-17
      Statements of Cash Flows for the Three Months Ended March
       31, 1996 and 1995 (Unaudited)  . . . . . . . . . . . . . . .  F-18
      Notes to Financial Statements . . . . . . . . . . . . . . . .  F-19
      Independent Auditors' Report  . . . . . . . . . . . . . . . .  F-27
      Statements of Financial Position as of December 31, 1995
       and 1994   . . . . . . . . . . . . . . . . . . . . . . . . .  F-29
      Statements of Activities for the Years Ended December 31,
       1995, 1994 and 1993  . . . . . . . . . . . . . . . . . . . .  F-30
      Statements of Cash Flows for the Years Ended December 31,
       1995, 1994 and 1993  . . . . . . . . . . . . . . . . . . . .  F-31
      Notes to Financial Statements . . . . . . . . . . . . . . . .  F-33

                            VISION HEALTH CARE, INC.

               Interim Pro Forma Balance Sheet (Minimum Offering)

                                 March 31, 1996
                                   (Unaudited)


         The following unaudited pro forma balance sheet reflects (i) the purchase of Vision Care, Inc.'s assets by the Company, (ii) the sale of 250,000 shares of Common Stock in the Offering, the minimum amount offered thereby, and (iii) the securing of a $2.5 million loan, as if all had occurred on March 31, 1996. Such pro forma information is based upon the historical balance sheets of the Company and Vision Care, Inc., as of that date, giving effect to the Acquisition and the application of the proceeds of the Offering and the loan as set forth under the caption "Use of Proceeds." This pro forma balance sheet should be read in conjunction with the historical balance sheet and notes thereto of the Company and the historical financial statements and notes thereto of Vision Care, Inc. included elsewhere in this Prospectus.

         This unaudited pro forma balance sheet incorporates certain assumptions that are included in the notes to the pro forma balance sheet. This pro forma balance sheet is not necessarily indicative of what the actual financial position of the Company would have been at March 31, 1996, nor does it purport to represent the future financial position of the Company.


                            VISION HEALTH CARE, INC.

               Interim Pro Forma Balance Sheet (Minimum Offering)

                                 March 31, 1996
                                 (In thousands)
                                   (Unaudited)
                                          Historical                   Pro Forma Adjustments
                                    Vision                                                             Vision Health
                                    Health         Vision      Public Offering   Purchase of Vision   Care, Inc. Pro
                                  Care, Inc.     Care, Inc.       and Loan       Care, Inc. Assets         Forma

    ASSETS
     Cash - checking accounts
       and short-term
       investments                  $     24       $   1,457       $ 4,940(a)         $(5,534)(a)(e)      $   887
     Certificates of deposit
       and marketable
       securities                                      8,326        (3,163)(b)                              5,163
     Cash on deposit with the
       State of Florida                                   50                                                   50
     Accounts receivable
       Reciprocal programs                             1,731                                                1,731
       Prepaid programs                                  993                                                  993
       Administrative service
         programs -
         Billed                                          162                                                  162
         Unbilled for
          outstanding claims                             179                                                  179
       Managed care                                       60                                                   60
       Other                                               0            60(c)              90(c)              150(c)
     Interest receivable                                  39                                                   39
     Prepaid expenses                                     18                                                   18
     Organizational costs                 15                                                                   15
     Furniture, equipment and
       leasehold improvements -
       at cost, net of
       accumulated depreciation
       of $348,867                                       350                               92(e)              442
                                     -------          ------        ------             ------               -----
    TOTAL ASSETS                    $     39         $13,365       $ 1,837            $(5,352)             $9,889
                                     =======          ======        ======             ======               =====

    LIABILITIES
     Professional fees
       refundable                   $                $ 5,157       $(3,157)(b)        $                    $2,000
     Liability for outstanding
       claims
       Prepaid programs                                1,893                                                1,893
       Administrative service
         programs                                        179                                                  179
       Managed care program                              256                                                  256
     Accounts payable                     15             177                                                  192
     Debt payable                                                    2,500(d)                               2,500
     Accrued salaries and
       commissions payable                               103                                                  103
     Membership enrollment fees
       refundable                                          6            (6)(b)                                  0
     Deferred income                                      71                                                   71
     Deferred rents                                       97                                                   97
     Advance deposits from
       groups                                             74                                                   74
                                    --------          ------       -------            -------              ------
       Total Liabilities                  15           8,013          (663)                                 7,365
                                    --------          ------        ------            -------              ------

    STOCKHOLDERS' EQUITY
     Common stock                          1                             3(a)                                   4
     Additional paid in capital           23                         2,497(a)                               2,520
     Retained earnings -
       unrestricted                        0           5,352                           (5,352)(f)               0
                                     -------          ------        ------             ------              ------
       Total Stockholders'
         Equity                           24           5,352         2,500             (5,352)              2,524
                                     -------          ------        ------             ------              ------

    TOTAL LIABILITIES AND
       STOCKHOLDERS' EQUITY         $     39         $13,365       $ 1,837            $(5,352)             $9,889
                                    ========          ======       =======             ======               =====

          See accompanying notes to unaudited pro forma balance sheet.

                            VISION HEALTH CARE, INC.

           Notes to Interim Pro Forma Balance Sheet (Minimum Offering)
                                   (Unaudited)

   1.  Adjustments to Pro Forma Condensed Balance Sheet

       (a) To reflect the issuance of 376,000 shares of the Company's Common Stock, of which 250,000 are held by those who buy in connection with this Offering at a price of $10.00 per share. The remaining 126,000 shares were purchased by the Company's founders at $.19 per share. Cash is reduced by the cost of the Offering (estimated to be $60,000) and other transaction expenses incurred by the Company in connection with the acquisition of Vision Care, Inc.'s assets (estimated to be $90,000). It is assumed that all costs associated with the Offering and the Acquisition will not exceed $150,000. Estimated costs include legal fees, accounting fees, printer's charges for printing securities and the SEC registration statement, and SEC registration fees.

       (b) To refund a portion of the professional fees withheld in prior years to facilitate the proposed purchase of Vision Care, Inc.'s assets. To also refund the membership enrollment fees of Vision Care, Inc.'s charter members.

       (c) Vision Care, Inc. has agreed to pay up to $150,000 in actual and reasonable transaction expenses incurred by the Company in connection with the Acquisition. Therefore, a receivable of $150,000 is reflected on this pro forma balance sheet.

       (d) To acquire debt of $2.5 million in connection with this Offering, bearing interest at an annual rate of 5.49% with interest payable monthly and principal due in twelve months.

       (e) To reflect the purchase of Vision Care, Inc.'s assets at their fair market value of $5 million based on an independent appraisal at December 31, 1995, plus $443,309 representing an increase in VCI's book value from December 31, 1995 to March 31, 1996.

       (f)   To eliminate retained earnings of Vision Care, Inc..

                            VISION HEALTH CARE, INC.

          Interim Pro Forma Statement of Operations (Minimum Offering)

                    For the Three Months Ended March 31, 1996
                                   (Unaudited)


       The following unaudited pro forma statement of operations reflects
   (i) the purchase of Vision Care, Inc.'s assets by the Company, (ii) the sale of 250,000 shares of Common Stock in the Offering, the minimum amount offered thereby, and (iii) the securing of a $2.5 million loan, as if all had occurred on January 1, 1996. Such pro forma information is based upon the historical results of operations of Vision Care, Inc. for the three months ended March 31, 1996, giving effect to the Acquisition and the application of the proceeds of the Offering and the loan as set forth under the caption "Use of Proceeds." This pro forma statement of operations should be read in conjunction with the historical balance sheet and notes thereto of the Company and the historical financial statements and notes thereto of Vision Care, Inc. included elsewhere in this Prospectus.

       This unaudited pro forma statement of operations incorporates certain assumptions that are included in the notes to the pro forma statement of operations. Accordingly, this pro forma statement of operations is not necessarily indicative of what the actual results of operations of the Company would have been assuming the Acquisition, the Offering and the loan had been completed as set forth above, nor does it purport to represent the results of operations for future periods.

                            VISION HEALTH CARE, INC.

          Interim Pro Forma Statement of Operations (Minimum Offering)

                    For the Three Months Ended March 31, 1996
                 (In thousands, except share and per share data)
                                   (Unaudited)


                                              Pro Forma
                              Historical(a)  Adjustments

                                               Public     Vision Health
                               Vision Care,   Offering       Care, Inc.
                                   Inc.        and Loan      Pro Forma

    REVENUES
      Prepaid programs         $ 3,965        $            $   3,965
      Managed care -
       Medicaid                    206                           206
       Commercial                  106                           106
       Medicare                    101                           101
      Administrative service
       and reciprocal
       programs (net of
       claim costs of
       $2,966)                     125                           125
      Member's dues                 18                            18
      Enrollment fees                3                             3
      Interest income              155            (57)(b)         98
                                ------         ------         ------
       Total revenues            4,679            (57)         4,622
                                ------         ------         ------

    COSTS AND EXPENSES
      Cost of benefits
       provided                  2,923                         2,923
      General and
       administrative
       expenses                  1,268              4(c)       1,272
      Retirement plan
       contributions                20                            20
      Depreciation and
       amortization                 25                            25
      Interest expense               0             34(d)          34
                                ------         ------         ------
       Total costs and
         expenses                4,236             38          4,274
                                ------         ------         ------

    NET INCOME BEFORE INCOME
       TAX EXPENSE                 443            (95)           348

    Pro forma provision for
      income tax                                  131(e)         131
                                ------        -------        -------

    Pro forma net income      $    443        $  (226)    $      217
                                ======         ======        =======

    Weighted average number
      of Shares Outstanding          0                       406,000(f)
                                                             =======

    Pro forma net income per
      share                        n/a                    $      .53
                                                             =======

     See accompanying notes to unaudited pro forma statement of operations.

                            VISION HEALTH CARE, INC.

      Notes to Interim Pro Forma Statement of Operations (Minimum Offering)

                    For the Three Months Ended March 31, 1996
                                   (Unaudited)


   1.    Adjustments to Pro Forma Condensed Statements of Operations

         (a) Historical information is not included for the Company because it had no operations during the three months ended March 31, 1996.

         (b) To reflect the decrease in interest income due to the use of funds to refund a portion of the professional fees withheld in prior years and membership enrollment fees. (See Note 1(b) to Notes to Pro Forma Balance Sheet).

         (c) To reflect loan expense of $4,000 associated with the cost of acquiring debt of $2.5 million in connection with the offering.

         (d) To reflect interest expense of $34,000 on $2.5 million of new debt bearing interest at an annual rate of 5.49%, with interest payable monthly and principal due in twelve months. The Company has received a proposal from SunTrust Bank outlining the terms of a loan of up to $4 million with an interest rate fixed at .85% above the bank's one year certificate of deposit rate. The loan would be fully secured by pledging a certificate of deposit owned by VCI.

         (e) Reflects the computation of federal and state income tax expense.

         (f) Weighted average number of shares has been computed using the treasury stock method which includes dilutive common stock equivalents as if outstanding during the respective periods.

   2.    Alternative Offering of Shares

          The following table demonstrates the effect on debt, stockholders' equity, interest expense, net income and per share amounts of various combinations of stock and short-term debt financing:

     Shares            Stockholders'    Interest     Net      Per
      Sold      Debt       Equity       Expense    Income    Share
                 (in thousands, except per share data)

      300     $2,000        $3,024          $27     $222    $.55
      400      1,000         4,024           14      230     .57
      500        -           5,024           -       238     .59

                            VISION HEALTH CARE, INC.

              Pro Forma Statement of Operations (Minimum Offering)

                      For the Year Ended December 31, 1995
                                   (Unaudited)


         The following unaudited pro forma statement of operations reflects
   (i) the purchase of Vision Care, Inc.'s assets by the Company, (ii) the sale of 250,000 shares of Common Stock in the Offering, the minimum amount offered thereby, and (iii) the securing of a $2.5 million loan, as if all had occurred on January 1, 1995. Such pro forma information is based upon the historical results of operations of Vision Care, Inc. for the twelve months ended December 31, 1995, giving effect to the Acquisition and the application of the proceeds of the Offering and the loan as set forth under the caption "Use of Proceeds." This pro forma statement of operations should be read in conjunction with the historical balance sheet and notes thereto of the Company and the historical financial statements and notes thereto of Vision Care, Inc. included elsewhere in this Prospectus.

         This unaudited pro forma statement of operations incorporates certain assumptions that are included in the notes to the pro forma statement of operations. Accordingly, this pro forma statement of operations is not necessarily indicative of what the actual results of operations of the Company would have been assuming the Acquisition, the Offering and the loan had been completed as set forth above, nor does it purport to represent the results of operations for future periods.

                            VISION HEALTH CARE, INC.

              Pro Forma Statement of Operations (Minimum Offering)

                      For the Year Ended December 31, 1995
                 (In thousands, except share and per share data)
                                   (Unaudited)

                                               Pro Forma
                               Historical(a)  Adjustments

                                                 Public     Vision Health
                               Vision Care,    Offering      Care, Inc.
                                   Inc.         and Loan      Pro Forma

    REVENUES
      Prepaid programs          $13,449     $              $  13,449
      Managed care -
       Medicaid                     802                          802
       Commercial                    86                           86
      Administrative service
       and reciprocal
       programs (net of
       claim costs of
       $10,244)                     518                          518
      Member's dues                  18                           18
      Enrollment fees                 7                            7
      Realized loss on sale
       of investments                (1)                          (1)
      Interest income               545           (175)(b)       370
                                -------        -------       -------
       Total revenues            15,424           (175)       15,249
                                -------        -------       -------

    COSTS AND EXPENSES
      Cost of benefits
       provided                  10,681                       10,681
      General and
       administrative
       expenses                   4,032              4(c)      4,036
      Retirement plan
       contributions                 52                           52
      Depreciation and
       amortization                  90                           90
      Interest expense                0            137(d)        137
                                 ------        -------        ------
       Total costs and
         expenses                14,855            141        14,996
                                 ------        -------        ------

    INCOME FROM OPERATIONS          569           (316)          253

    OTHER INCOME (EXPENSE)
      Professional fees
       withheld                   1,044                        1,044
      Return of professional
       fees and membership
       enrollment fees
       previously withheld       (5,135)                      (5,135)
                                -------                      -------
    NET INCOME (LOSS) BEFORE
     INCOME TAX EXPENSE
      (BENEFIT)                  (3,522)                      (3,838)

    Pro forma income tax
      benefit                                   (1,443)(e)    (1,443)
                                -------        -------      --------

    Pro forma net income
      (loss)                   $ (3,522)      $  1,127     $  (2,395)(f)
                                =======        =======      ========

    Weighted average number
      of Shares Outstanding           0                      406,000(g)
                                                             =======
    Pro forma net loss per
      share                         n/a                   $    (5.90)(f)
                                                           =========


     See accompanying notes to unaudited pro forma statement of operations.

                            VISION HEALTH CARE, INC.

          Notes to Pro Forma Statement of Operations (Minimum Offering)

                      For the Year Ended December 31, 1995
                                   (Unaudited)


   1.    Adjustments to Pro Forma Condensed Statements of Operations

         (a) Historical information is not included for the Company because it had no operations during the twelve months ended December 31, 1995.

         (b) To reflect the decrease in interest income due to the use of funds to refund a portion of the professional fees withheld in prior years and membership enrollment fees.

         (c)  To reflect $4,000 of loan cost.

         (d) To reflect interest expense of $137,250 on $2.5 million of new debt bearing interest at an annual rate of 5.49%, with interest payable monthly and principal due in twelve months. The Company has received a proposal from SunTrust Bank outlining the terms of a loan of up to $4 million with an interest rate fixed at .85% above the bank's one year certificate of deposit rate. The loan would be fully secured by pledging a certificate of deposit owned by VCI.

         (e) Reflects the computation of a deferred tax benefit because of the Company's ability to carry forward the net operating loss to offset future taxable income.

         (f) The loss reflects a one time expense in 1995 of professional fees withheld in prior years of $4,085,542 of which approximately $3.1 million is to be refunded in 1996. See Notes 7 and 11 of Notes to Financial Statements. Had this expense not been incurred in 1995, pro forma net income for the pro forma period ended December 31, 1995 would have been $154,000 ($.38 per share) and VCI's historical pro forma net income for the period ended December 31, 1995 would have been $350,858.

         (g) Weighted average number of shares has been computed using the treasury stock method which includes dilutive common stock equivalents as if outstanding during the respective periods.

   2.    Alternative Offering of Shares

          The following is a chart of various ranges of alternative offering of shares and financing and their effect on certain financial statement items:

      Shares               Stockholders'    Interest
       Sold       Debt        Equity        Expense    Net Loss  Per Share
               (in thousands, except share and per share data)

     300,000    $2,000          $3,024         $110   $(2,379)    $(5.84)
     400,000     1,000           4,024           55    (2,344)     (5.76)
     500,000       -             5,024          -      (2,310)     (5.67)

                            VISION HEALTH CARE, INC.

                                 Balance Sheet

                                 March 31, 1996
                                   (Unaudited)

                              ASSETS

   CURRENT ASSETS

         Cash                                             $    24,000
                                                              -------
          Total current assets                                 24,000
                                                              -------

   OTHER ASSETS


         Organizational costs                                  15,134
                                                              -------

          Total assets                                    $    39,134
                                                              =======

                LIABILITIES AND STOCKHOLDERS' EQUITY

  CURRENT LIABILITIES

         Accounts payable                                 $    15,134
                                                               ------

          Total liabilities                                    15,134
                                                               ------

   STOCKHOLDERS' EQUITY
         Common stock, $0.1 par value, 1,000,000
          shares authorized, 126,000 shares issues and
          outstanding (Note 3)                                  1,260
         Additional paid-in capital                            22,740
                                                               ------
          Total stockholders' equity                           24,000
                                                               ------

           Total liabilities and stockholders' equity     $    39,134
                                                              =======


                   See Notes to Unaudited Financial Statement

                            VISION HEALTH CARE, INC.

                             Notes to Balance Sheet

                                 March 31, 1996
                                   (Unaudited)

   NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         General - The Company was incorporated in May, 1995, under the law of Florida and was organized for the purpose of continuing the administration of Vision Care plans currently being conducted by Vision Care, Inc. The Company has filed a Registration Statement on Form S-1 with the Securities and Exchange Commission with respect to the offering of Common Stock to members and key employees of Vision Care, Inc. The Company intends to use the proceeds from the offering to acquire the assets of Vision Care, Inc. for $5 million and the assumption of certain liabilities. The Company has had no operations at March 31, 1996.

         Organizational Costs - Amortization is provided using the straight-line method over five years.


   NOTE 2 - RELATED PARTY

         The Company has board members and stockholders, which are also board members of Vision Care, Inc.


   NOTE 3 - STOCK SPLIT

         The number of shares outstanding have been adjusted to reflect a stock split of 1.75 shares for each share of Common Stock effective as of March 15, 1996.

                            VISION HEALTH CARE, INC.

                               Audited Financials


                          INDEPENDENT AUDITORS' REPORT


                                           February 14, 1996




   To the Board of Directors
     and Stockholders of
   Vision Health Care, Inc.

        We have audited the accompanying balance sheet of Vision Health Care, Inc. (a Florida Corporation) as of December 31, 1995, the end of the initial accounting period of the Company. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

        We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

        In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Vision Health Care, Inc. as of December 31, 1995, in conformity with generally accepted accounting principles.


                                                  DWIGHT DARBY & COMPANY
                                                 Certified Public Accountants

                            VISION HEALTH CARE, INC.

                                Audited Financials

                                  BALANCE SHEET

                                DECEMBER 31, 1995

                                     ASSETS

   CURRENT ASSETS
     Cash                                                         $24,000
                                                                   ------
       Total current assets                                        24,000
                                                                   ------
   OTHER ASSETS
     Organizational costs                                          15,134
                                                                   ------
         Total assets                                             $39,134
                                                                   ======

                      LIABILITIES AND STOCKHOLDERS' EQUITY

   CURRENT LIABILITIES
     Accounts payable                                             $15,134
                                                                   ------
       Total liabilities                                           15,134
                                                                   ------
   STOCKHOLDERS' EQUITY
     Common stock, $.01 par value,
       1,000,000 shares authorized,
       72,000 shares issued and
       outstanding                                                    720
     Additional paid-in capital                                    23,280
                                                                   ------
       Total stockholders' equity                                  24,000
                                                                   ------
         Total liabilities and
           stockholders' equity                                   $39,134
                                                                   ======

                        See Notes to Financial Statement

                            VISION HEALTH CARE, INC.

                             Audited Financials

                          NOTES TO FINANCIAL STATEMENT

                                DECEMBER 31, 1995


   NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

              General - The Company was incorporated in May, 1995, under the laws of Florida and was organized for the purpose of continuing the administration of Vision Care plans currently being conducted by Vision Care, Inc. The Company plans to file a Registration Statement on Form S-1 with the Securities and Exchange Commission with respect to the offering of common shares of equity to members and key employees of Vision Care, Inc. The Company intends to use the aforementioned proceeds to acquire the assets of Vision Care, Inc. for an amount not yet determined at December 31, 1995. The Company intends to qualify as a C-corporation for Federal income tax purposes for the taxable year ended December 31, 1995. The Company has had no operations at December 31, 1995.

            Organizational Costs - Amortization is provided using the straight-line method over five years. Amortization will begin in 1996.

   NOTE 2 - RELATED PARTY

            The Company has board members and stockholders, which are also board members of Vision Care, Inc.

                                VISION CARE, INC.

                         STATEMENT OF FINANCIAL POSITION
                                   (Unaudited)

                                                         MARCH 31,
                                                     1996        1995

         ASSETS
   Cash - checking accounts and short term
    investments (Notes 2 and 10)              $ 1,457,040   $ 2,047,908
   Certificates of deposit and marketable
    securities (Notes 1, 2, and 10)             8,326,010     6,346,901
   Cash on deposit with the State of Florida
    (Note 3)                                       50,000        50,000
   Accounts receivable (Note 1) -
    Reciprocal programs                         1,730,788     1,256,002
    Prepaid programs                              993,037       916,614
    Administrative service programs -
      Billed                                      162,115        93,696
      Unbilled for outstanding claims             179,003       131,606
    Managed care program (net of allowance
      for doubtful accounts of $21,005 and
      $0)                                          60,001         5,779
   Interest receivable                             38,847        34,514
   Prepaid expenses                                17,655        15,861
   Furniture, equipment, and leasehold
    improvements - at cost, net of
    accumulated depreciation of $348,867 and
    $315,399, respectively (Notes 1 and 4)        350,430       334,329
                                               ----------    ----------
 TOTAL ASSETS                                 $13,364,926   $11,233,210
                                               ==========    ==========
       LIABILITIES AND NET ASSETS
  LIABILITIES
   Professional fees refundable (Notes 7
    and 11)                                   $ 5,156,501   $    -
 Liability for outstanding claims
   (Note 5) -
    Prepaid programs                            1,892,985     1,685,825
    Administrative service programs               179,003       131,606
    Managed care program                          255,711        51,485
   Accounts payable                               176,985        82,854
   Accrued salaries and commissions payable       103,577        67,486
   Membership enrollment fees refundable
    (Notes 1 and 11)                                5,950        -
   Deferred income                                 70,921        71,925
   Deferred rents                                  97,234       110,237

   Advance deposits from group (Note 1)            74,297        66,056
                                                ---------     ---------
    Total liabilities                           8,013,164     2,267,474
                                                ---------     ---------
  NET ASSETS
   Unrestricted                                 5,351,762     8,965,736
                                               ----------    ----------
 TOTAL LIABILITIES AND NET ASSETS             $13,364,926   $11,233,210
                                               ==========    ==========



                   See Notes to Unaudited Financial Statements

                                VISION CARE, INC.

                             STATEMENT OF ACTIVITIES
                                   (Unaudited)


                                             THREE MONTHS ENDED
                                                  MARCH 31,
                                               1996       1995

    CHANGES IN UNRESTRICTED NET ASSETS
    REVENUES
     Prepaid programs                      $ 3,964,837 $ 3,242,318
     Managed Care -
       Medicaid                                205,618     187,069
       Commercial                              105,709      19,300
       Medicare                                101,026        -
     Administrative service and reciprocal
       programs - net of claim costs of
       $2,965,715 and $2,344,859 (Note 8)      125,458      94,424
     Members' dues                              18,462      16,482
     Enrollment fees                             3,000       2,550
     Interest income (net of bank charges of
       $9,286 and $8,132 respectively          154,474     106,196
                                             ---------   ---------

       Total revenues                        4,678,584   3,668,339
                                             ---------   ---------

    COSTS AND EXPENSES
     Cost of benefits provided (Note 8)      2,922,590   2,466,576
     General and administrative expenses     1,268,169     869,905
     Retirement plan contributions (Note 6)     20,096      15,050
     Depreciation (Note 1)                      24,420      22,451
                                             ---------   ---------
       Total costs and expenses              4,235,275   3,373,982
                                             ---------   ---------

    INCOME FROM OPERATIONS                     443,309     294,357

    OTHER INCOME
     Professional fees withheld (Note 11)         -        240,301
    INCREASE IN UNRESTRICTED NET ASSETS        443,309     534,658

    NET ASSETS - BEGINNING                   4,908,453   8,431,078
                                             ---------  ----------
    NET ASSETS - ENDING                    $ 5,351,762 $ 8,965,736
                                             =========   =========



                   See Notes to Unaudited Financial Statements

                                VISION CARE, INC.

                             STATEMENT OF CASH FLOWS
                                   (Unaudited)


                                            THREE MONTHS ENDED
                                                 MARCH 31,
                                            1996         1995

   CASH FLOWS FROM OPERATING
     ACTIVITIES

     Increase in net assets               $ 443,309     $ 534,658
                                            -------       -------
     Adjustments to reconcile changes in
       net assets to net cash provided
       by operating activities -
        Depreciation                         24,415        22,451
        (Increase) decrease in:
          Accounts receivable              (620,154)      (16,688)
          Interest receivable                11,646        (3,128)
          Prepaid expenses                   37,272        (5,151)
        Increase (decrease) in:
          Professional fees refundable       23,293             -
          Liability for outstanding
              claims                        136,159        83,745
          Accounts payable                   76,436       (34,295)
          Accrued salaries and
              commissions payable           (25,325)      (29,714)
          Deferred income                    16,678        (4,245)
          Deferred rent                      (3,910)       36,229
                                          ---------     ---------
              Total adjustments            (323,490)       49,204
                                          ---------      --------
                Net cash provided by
                     operating
                     activities             119,819       583,862
                                          ---------      --------

   CASH FLOWS FROM INVESTING
     ACTIVITIES
     Redemption and/or maturity of
       certificates of deposit and
       bonds                              1,012,360     1,902,105

     Purchase of equipment                  (59,102)      (28,454)
     Purchase of certificates of
       deposits and bonds                     -        (1,935,723)
                                          ---------      --------
                Net cash provided
                     by/used in
                     investing
                     activities             953,258       (62,072)
                                         ----------      --------

   NET INCREASE IN CASH AND CASH
     EQUIVALENTS                          1,073,077       521,790

   CASH AND CASH EQUIVALENTS -
     BEGINNING                              383,963     1,526,118
                                          ---------     ---------
   CASH AND CASH EQUIVALENTS -
     ENDING                             $ 1,457,040   $ 2,047,908
                                          =========     =========




                   See Notes to Unaudited Financial Statements

                                VISION CARE, INC.

                     NOTES TO UNAUDITED FINANCIAL STATEMENTS

                             MARCH 31, 1996 and 1995


   NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Revenues - The Company is organized to provide and administer vision care plans in order to make available professional optometric and ophthalmologic services to eligible members of participating groups.

      The Company provides vision care plans under two general types of funding agreements:

      Prepaid Programs - Revenue is recognized over the period of coverage and is generally based upon the number of eligible participants, therefore, receivables are estimated based on the most recent amounts received from the groups under the program.

      Administrative Service Programs - Revenue from these groups are on a cost reimbursement basis plus an administrative fee.

      The Company also processes claims for participants of groups enrolled in vision care plans in other states. Claims paid by the Company are reimbursed by other vision care plans under reciprocal agreements (See
   Note 8).

      Member panel doctors are required annually to pay dues to the Company. In addition, new participating panel doctors are required to remit nonrefundable enrollment fees. At December 31, 1995, the board of directors passed a motion to refund charter member enrollment fees of $5,950. (See Note 11)

      Accounts Receivable - Accounts receivable are reported at their net realizable value. The Company uses the allowance method to account for bad debts.

      Furniture, Equipment and Leasehold Improvements - Furniture, equipment and leasehold improvements are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, ranging generally from four to seven years. Major improvements of property and equipment are capitalized. Expenditures for repairs and maintenance are charged against earnings as incurred. Expenditures for additions are added to the furniture and equipment account. As furniture and equipment are sold or retired, the applicable cost and accumulated depreciation is eliminated from the accounts and any gain or loss is recorded.

      Marketable Securities - Marketable equity securities are stated at the lower of cost or market, according to Statement of Position 78-10 (SOP 78-
   10). SOP 78-10 states that the decline in market value below cost is recorded as a reduction of the net assets for securities where there is both the ability and intention to hold the securities to maturity. Recoveries of market value in subsequent periods will be recorded in the net assets up to the original cost. The marketable equity securities are adjusted for amortization of premiums and accretion of discounts using methods approximating the interest method over the remaining period to contractual maturity. In addition to long-term investments, the Company invests cash in excess of daily requirements in short-term investments.

      Statement of Financial Accounting Standards No. 124, "Accounting for Certain Investments Held by Not-For-Profit Organizations," was not adopted in the March 31, 1996 and 1995 financial statements due to immaterial differences between cost and market values.

      Advance Deposits From Groups - As a condition of their contract, certain administrative service program groups advance a specific amount to the Company. These advances are refundable upon termination of the contract after any indebtedness to the Company has been satisfied. These advances are noninterest bearing and without collateral.

      Income Taxes - No provision for income taxes has been recorded as the Company has been granted tax exempt status by the Internal Revenue Service under Section 501(c)(4).

      Cash Flows - For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments with a maturity of three months or less to be cash equivalents.

      Management Estimates - Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets, liabilities, revenues and expenses. Actual results could vary from the estimates that are used. These interim financial statements reflect all adjustments which are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented. All such adjustments are of a normal recurring nature.

   NOTE 2 - CASH, CERTIFICATES OF DEPOSIT AND MARKETABLE SECURITIES

                                                      MARCH 31,
                                                 1996         1995

   Cash consists of the following:

     Sun Bank of Tampa Bay -
      Repurchase account, interest adjusted
        daily                                  $ 493,000     $ 581,000
      Checking accounts and short-term
        investments                              964,040     1,466,908
                                                --------     ---------
                                             $ 1,457,040   $ 2,047,908
                                               =========     =========


   Certificates of deposit consist of the
     following:

     Certificates of deposits at various
      banks with various maturity dates
      ranging from May 1995 through
      December 1997 andinterest rates
      ranging from 4.05% to 7.5%.            $ 6,226,895   $ 4,149,798
                                               =========     =========


   Marketable securities consists of the following:

                                  AMORTIZED   UNREALIZED       MARKET
           MARCH 31, 1996           COST     GAINS/LOSSES       VALUE

    U.S. Treasury Security and
     obligations of U.S.
     Government agencies       $ 1,249,315    $    10,923    $ 1,260,238
    Corporate bonds                399,800          1,199        400,999
    Mortgage-backed securities     450,000           -           450,000
                                 ---------      ---------      ---------
                               $ 2,099,115    $    12,122    $ 2,111,237
                                 =========      =========      =========

                                  AMORTIZED   UNREALIZED       MARKET
           MARCH 31, 1995           COST     GAINS/LOSSES       VALUE

    U.S. Treasury Security and
     obligations of U.S.
     Government agencies       $ 1,248,187      $     373    $ 1,248,560
    Corporate bonds                498,916         (4,954)       493,962
    Mortgage-backed securities     450,000           -           450,000
                                 ---------       --------     ----------
                               $ 2,197,103     $   (4,581)   $ 2,192,522
                                 =========       ========     ==========


     At March 31, 1995 the market value of marketable securities was below cost. Due to immateriality, these marketable securities are carried at amortized costs.

                                                      MARCH 31,
                                                 1996           1995

    Total certificates of deposit            $  6,226,895     $ 4,149,798
    Total marketable securities                 2,099,115       2,197,103
                                                ---------       ---------
     Total certificates of deposit
        and marketable securities            $  8,326,010    $  6,346,901
                                                =========       =========


       In September, 1992, the Company entered into a revocable trust agreement and transferred all certificates of deposit and marketable securities to the trustee. The total amount of investment expense totaled $9,286 and $8,132 for the first quarters ending March 31, 1996 and 1995, respectively.

       The company, as a condition to receive a certificate of authority to operate in Puerto Rico, agreed to maintain a $300,000 deposit in trust with the Secretary of the Treasury of Puerto Rico and a $150,000 investment in Puerto Rican securities. This total investment of $450,000 is in mortgaged-backed securities with a market value of $450,000.

   NOTE 3 - CERTIFICATE OF DEPOSIT, PLEDGED TO THE STATE OF FLORIDA

       The Company, as a condition to receiving its certificate of authority to operate from the State of Florida, agreed to maintain an unencumbered cash reserve of $50,000 to cover any losses or unpaid expenses that may be incurred.

       This amount is invested as follows:
                                                 MARCH 31,
                                           1996            1995

    Cash deposit with the Florida
       Department of Insurance with
       variable rates of interest        $  50,000       $  50,000
                                          ========        ========


   NOTE 4 - FURNITURE, EQUIPMENT AND LEASEHOLD IMPROVEMENTS


          Furniture, equipment and leasehold improvements consist of:


                                              MARCH 31,
                                        1996             1995

   Furniture and equipment             $  685,290      $  649,728
   Leasehold improvements                  14,007            -
                                         --------       ---------
   Total cost                             699,297         649,728
   Less accumulated depreciated           348,867         315,399
                                        ---------        --------
                                       $  350,430      $  334,329
                                        =========        ========


   NOTE 5 - LIABILITY FOR OUTSTANDING CLAIMS

       Outstanding claims represent the estimated liability for claims reported to the Company plus claims incurred but not yet reported, including an estimate of claims that will exceed anticipated future premiums (which is in compliance with Statement of Position No. 89-5, Financial Accounting and Reporting by Providers of Prepaid Health Care Services). The liability for outstanding claims is determined using statistical evaluation and represents an estimate of all claims incurred through the first quarter ending March 31st.

       Historically, the utilization of benefits is higher in the initial months of contract. The utilization by plan participants decreases after the initial six months with a resulting higher profit as the premiums received exceed the cost of the claims incurred.

   NOTE 6 - RETIREMENT PLAN CONTRIBUTIONS

       During 1987, the Company initiated a retirement plan covering substantially all employees (subject to a specified period of continuous employment). The board of directors will annually determine an amount, if any, to be contributed to the plan. The Company's contribution for any year may not exceed the maximum allowable for such contributions in accordance with relevant provisions of the Internal Revenue Code. The estimated amount to be contributed to the plan for the first quarter ending March 31, 1996 is $20,096. The actual contribution to the plan, if board approved, will be made in December 1996. The amount contributed to the plan for the first quarter ending March 31, 1995 was $15,050.

   NOTE 7 - PROFESSIONAL FEES WITHHELD

       The 7% withheld in 1995 and 1994, the 9% withheld from August, 1992 through December, 1993 and 10% withheld prior to August, 1992 from panel doctors' claims payments is classified as a liability as authorized by the board of directors and will be refunded in 1996 (See Note 11). The board of directors has determined that amounts withheld from 1980 and before, not previously refunded, in the amount of $90,081, will be deemed as nonrefundable and an unrestricted addition to net assets. As of March 31, 1996, the accumulated monies withheld from and refundable to panel doctors totaled $5,156,501.

   NOTE 8 - COST OF BENEFITS PROVIDED

       The cost of benefits provided are as follows:

                                          MARCH 31,
                                     1996           1995

   Prepaid programs              $ 2,630,689    $ 2,293,855
   Managed care programs             291,901        172,721
                                  ----------      ---------
                                 $ 2,922,590    $ 2,466,576
                                   =========      =========

       The medical claim costs incurred in which the groups bear the underwriting risk and costs are as follows:

                                          MARCH 31,
                                     1996           1995

   Reciprocal programs           $ 2,628,299    $ 2,074,775
   Administrative programs           337,416        270,084
                                   ---------      ---------
                                 $ 2,965,715    $ 2,344,859
                                   =========      =========


       The revenues from the administrative service and reciprocal programs are reflected net of these costs on the statement of activities.


   NOTE 9 - COMMITMENTS

     The Company conducts its operations in leased facilities under a noncancelable operating lease expiring on October 31, 1999. Base rent is not subject to any adjustment based on a percentage increase in the Consumer Price Index or any other similar type index.

     The Company is also liable for tenant's pro rata share of any excess operating costs based on operating costs incurred annually that are greater than $7.00 per square foot of total square footage leased.

     The Company has one five-year option to extend the lease at a base rent of the fair market value at the time of the exercising of such option. In addition, the Company leases satellite offices, on an annual basis, incurring lease expense for the first quarter ending March 31, 1996 and 1995 in the amount of $3,173 and $2,645, respectively. Total lease expense for first quarter ending March 31, 1996 and 1995 as $64,924 and $59,404, respectively.

     Minimum lease payments plus applicable state sales tax required under the lease agreements are as follows:


                                            MINIMUM ANNUAL
                         YEAR              LEASE AGREEMENTS

                         1996                 $       242,593
                         1997                 $       236,456
                         1998                 $       236,456
                         1999                 $       197,046
                                                    ---------
                                              $       912,551
                                                     ========



   NOTE 10 - CONCENTRATION OF CREDIT RISK

     Amounts included within cash are invested in repurchase agreements in the amount of $493,000 and $581,000 for the first quarter ending March 31, 1996 and 1995, respectively. These amounts are not insured by the Federal Deposit Insurance Corporation. Other investments totaling $4,608,785 and $5,190,975 for the first quarter ending March 31, 1996 and 1995, respectively, include bonds, United States Treasury Notes, and Puerto Rican securities.


   NOTE 11 - SUBSEQUENT EVENT

     In November 1995, the board of directors proposed to sell the Company's assets to a Florida for profit corporation and convert the Company to a charitable foundation. The offering of shares of the Florida for profit corporation would be to members and key employees of the Company. To facilitate the proposed purchase in 1996, the board of directors of the Company have decided to refund the professional fees and charter member enrollment fees withheld in prior years.

                                VISION CARE, INC.

                               Audited Financials


                          INDEPENDENT AUDITORS' REPORT

                                           January 24, 1996

   Board of Directors
   Vision Care, Inc.
   Tampa, Florida

        We have audited the accompanying statements of financial position of Vision Care, Inc. as of December 31, 1995 and 1994, and the related statements of activities, changes in net assets and cash flows for the years ended 1995, 1994 and 1993. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our report dated January 26, 1995, we expressed an opinion that the 1994 and 1993 financial statements fairly presented the admitted assets, liabilities, surplus and cash flows in conformity with the statutory basis of accounting prescribed by the Florida Department of Insurance, which is a comprehensive basis of accounting other than generally accepted accounting principles. As described in Note 12 to the financial statements, the company has restated its 1994 and 1993 financial statements to conform with generally accepted accounting principles. Accordingly, our present opinion on the 1994 and 1993 financial statements, as presented herein, is different from that expressed in our previous report.

        In our opinion, the financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of Vision Care, Inc. as of December 31, 1995 and 1994, and the results of its activities, the changes in its net assets and its cash flows for the years ended 1995, 1994 and 1993 in conformity with generally accepted accounting principles.

        As described in Note 1 to the financial statements, the company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 117, "Financial Statements of Not-For-Profit Organizations" in 1995.

                                                 DWIGHT DARBY & COMPANY
                                                 Certified Public Accountants

                                VISION CARE, INC.

                               Audited Financials

                        STATEMENTS OF FINANCIAL POSITION


                                                        DECEMBER 31,
                                                     1995         1994
              ASSETS

     Cash - checking accounts and
       short-term investments
       (Notes 2 and 10)                           $   383,963  $ 1,526,118
     Certificates of deposit and
       marketable securities (Notes 1,
       2, and 10)                                   9,338,370    6,251,227
     Cash on deposits with the
       State of Florida (Note 3)                       50,000       50,000
     Accounts receivable (Note 1) -
       Reciprocal programs                          1,190,829    1,224,730
       Prepaid programs                               947,640      920,715
       Administrative service programs -
         Billed                                        96,504       94,773
         Unbilled for outstanding claims              179,003      131,606
       Managed care                                    90,814       15,184
     Interest receivable                               50,493       31,385
     Prepaid expenses                                  54,927       10,710
     Furniture, equipment and leasehold
       improvements - at cost, net of
       accumulated depreciation of $324,452
       and $296,831 (Notes 1 and 4)                   315,743      328,325
                                                   ----------   ----------
   TOTAL ASSETS                                   $12,698,286  $10,584,773
                                                   ==========   ==========


             LIABILITIES AND NET ASSETS
   LIABILITIES
     Professional fees refundable
       (Notes 7 and 13)                           $ 5,129,111  $      -
   Liability for outstanding claims (Note 5)
       Prepaid programs                             1,833,547    1,626,519
       Administrative service programs                179,003      131,606
       Managed care program                           178,990       27,046
     Accounts payable                                 104,646      117,149
     Accrued salaries and commissions
       payable                                        128,902       97,200
     Membership enrollment fees
       refundable (Notes 1 and 13)                      5,950         -
     Deferred income                                   54,243       76,170
     Deferred rents                                   101,144       74,008
     Advance deposits from groups (Note 1)             74,297       66,055
                                                    ---------    ---------
   Total liabilities                                7,789,833    2,215,753
                                                    ---------    ---------
   NET ASSETS
     Unrealized loss on securities
       (Notes 1 and 2)                                   -         (62,058)
     Unrestricted                                   4,908,453    8,431,078
                                                   ----------   ----------
                                                    4,908,453    8,369,020
                                                   ----------   ----------
   TOTAL LIABILITIES AND NET ASSETS               $12,698,286  $10,584,773
                                                   ==========   ==========


                        See Notes to Financial Statements

                                VISION CARE, INC.

                               Audited Financials

                            STATEMENTS OF ACTIVITIES

                                                  YEAR ENDED
                                                 DECEMBER 31,
                                         1995         1994         1993

   CHANGES IN UNRESTRICTED
    NET ASSETS
   REVENUES
     Prepaid programs                $13,449,489  $11,959,559  $10,096,734
     Managed care -
       Medicaid                          801,820      309,236       22,688
       Commercial                         86,037        6,116          -
     Administrative service and
       reciprocal programs - net
       of claim costs of
       $10,244,119, $8,837,282,
       and $7,252,825 (Note 8)           518,310      611,820      674,383
     Members' dues                        17,570       12,246       11,852
     Enrollment fees                       7,300        7,050        6,950
     Realized loss on sale of
       investments                        (1,495)         -            -
     Interest income  - net of
       bank charges of $33,434,
       $29,885 and $22,952               544,825      331,260      232,014
                                      ----------   ----------   ----------
       Total revenues                 15,423,856   13,237,287   11,044,621
                                      ----------   ----------   ----------

   COSTS AND EXPENSES
     Cost of benefits provided
       (Note 8)                       10,680,804    8,354,797    7,355,880
     General and administrative
       expenses                        4,032,193    2,870,380    2,281,626
     Retirement plan contributions
       (Note 6)                           52,189       44,161       69,011
     Depreciation (Note 1)                89,803       87,463       85,501
                                      ----------   ----------   ----------
       Total costs and expenses       14,854,989   11,356,801    9,792,018
                                      ----------   ----------   ----------
   INCOME FROM OPERATIONS                568,867    1,880,486    1,252,603
   OTHER INCOME (EXPENSE)
     Professional fees withheld        1,043,569      950,678      825,273
     Return of professional fees
       previously withheld
       (Note 13)                      (5,129,111)    (438,028)    (278,113)
     Return of membership
       enrollment fees
       previously withheld                (5,950)        -            -
                                      ----------   ----------   ----------
   INCREASE (DECREASE) IN
     UNRESTRICTED NET ASSETS          (3,522,625)   2,393,136    1,799,763
   NET ASSETS - BEGINNING              8,431,078    6,037,942    4,238,179
                                      ----------   ----------   ----------
   NET ASSETS - ENDING               $ 4,908,453  $ 8,431,078  $ 6,037,942
                                      ==========   ==========   ==========

                        See Notes to Financial Statements

                                VISION CARE, INC.

                               Audited Financials

                            STATEMENTS OF CASH FLOWS

                                                  YEAR ENDED
                                                 DECEMBER 31,
                                         1995         1994         1993
   CASH FLOWS FROM OPERATING
     ACTIVITIES
     Increase (decrease) in
       net assets                    $(3,522,625) $ 2,393,136  $ 1,799,763
                                      ----------    ---------    ---------
     Adjustments to reconcile
       changes in net assets
       to net cash provided by
       operating activities -
         Depreciation                     89,803       87,463       85,501
         Loss on sale of invest-
           ments                           1,495          -            -
         (Increase) decrease in:
           Accounts receivable          (117,782)   (888,743)     (206,012)
           Interest receivable           (19,108)     (9,761)         (687)
           Prepaid expenses              (44,217)      6,261          (195)
       Increase (decrease) in:
           Professional fees
             refundable                5,129,111         -             -
           Membership enrollment
             fees refundable               5,950         -             -
           Liability for out-
             standing claims             406,369     113,847       225,959
           Accounts payable              (12,503)     96,710         5,568
           Accrued salaries and
             commissions payable          31,702       6,573        39,048
           Deferred income               (21,927)     35,972       (37,223)
           Deferred rent                  27,136      74,008           -
           Advance deposits                8,242       3,855           -
                                      ----------  ----------    ----------
             Total adjustments         5,484,271    (473,815)      111,959
                                      ----------  ----------    ----------
               Net cash provided
                 by operating
                 activities            1,961,646   1,919,321     1,911,722
                                      ----------  ----------    ----------
   CASH FLOWS FROM INVESTING
     ACTIVITIES
     Redemption and/or maturity
       of certificates of deposit
       and bonds                       4,740,270     604,658         5,062
     Purchase of equipment               (77,221)   (245,314)     (112,325)
     Purchase of mortgage backed
       securities                            -      (450,000)          -
     Purchase of certificates of
       deposit and bonds              (7,766,850) (1,020,935)   (1,508,113)
                                      ----------  ----------    ----------
         Net cash used in
           investing activities       (3,103,801) (1,111,591)   (1,615,376)
                                      ----------  ----------    ----------

   NET INCREASE (DECREASE) IN CASH
     AND CASH EQUIVALENTS             (1,142,155)    807,730       296,346

   CASH AND CASH EQUIVALENTS
     - BEGINNING                       1,526,118     718,388       422,042
                                      ----------  ----------     ---------
   CASH AND CASH EQUIVALENTS
     - ENDING                        $   383,963 $ 1,526,118   $   718,388
                                      ==========  ==========     =========
   SUPPLEMENTAL DISCLOSURES
     OF NON-CASH TRANSACTIONS
       Unrealized (gain) loss
         on securities (See
         Note 1)                     $   (62,058) $   62,058   $       -
                                      ==========  ==========    ==========

                                VISION CARE, INC.

                               Audited Financials

                          NOTES TO FINANCIAL STATEMENTS

                        DECEMBER 31, 1995, 1994 AND 1993


   NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

            Revenues - The company is organized to provide and administer vision care plans in order to make available professional optometric and ophthalmologic services to eligible members of participating groups.

            The company provides vision care plans under two general types of funding agreements:

            Prepaid Programs - Revenue is recognized over the period of coverage and is generally based upon the number of eligible partici-pants, therefore, receivables are estimated based on the most recent amounts received from the groups under the program.

            Administrative Service Programs - Revenue from these groups are on a cost reimbursement basis plus an administrative fee.

            The company also processes claims for participants of groups enrolled in vision care plans in other states. Claims paid by the company are reimbursed by other vision care plans under reciprocal agreements (See Note 8).

            Member panel doctors are required annually to pay dues to the company. In addition, new participating panel doctors are required to remit nonrefundable enrollment fees. At December 31, 1995, the board of directors passed a motion to refund charter member enrollment fees of $5,950.

            Accounts Receivable - Accounts receivable are reported at their net realizable value. All reported accounts receivable are deemed collectable.

            Furniture, Equipment and Leasehold Improvements - Furniture, equipment and leasehold improvements are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, ranging generally from four to seven years. Major improvements of property and equipment are capitalized. Expenditures for repairs and maintenance are charged against earnings as incurred. Expenditures for additions are added to the furniture and equipment account. As furniture and equipment are sold or retired, the applicable cost and accumulated depreciation is eliminated from the accounts and any gain or loss is recorded.

            Marketable Securities - Marketable equity securities are stated at the lower of cost or market, according to Statement of Position 78-10 (SOP 78-10). SOP 78-10 states that the decline in market value below cost is recorded as a reduction to the net assets for securities where there is both the ability and intention to hold the securities to maturity. Recoveries of market value in subsequent periods will be recorded in the net assets up to the original cost. The marketable equity securities are adjusted for amortization of premiums and accretion of discounts using methods approximating the interest method over the remaining period to contractual maturity. In addition to long-term investments, the company invests cash in excess of daily requirements in short-term investments.

            Advance Deposits From Groups - As a condition of their contract, certain administrative service program groups advance a specific amount to the company. These advances are refundable upon termination of the contract after any indebtedness to the company has been satisfied. These advances are noninterest bearing and without collateral.

            Income Taxes - No provision for income taxes has been recorded as the company has been granted tax exempt status by the Internal Revenue Service under Section 501(c)(4).

            Cash Flows - For purposes of the statement of cash flows, the company considers all highly liquid debt instruments with a maturity of three months or less to be cash equivalents.

            Management Estimates - Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets, liabilities, revenues and expenses. Actual results could vary from the estimates that are used.

            Financial Statement Presentation - In 1995, the Organization elected to adopt Statement of Financial Accounting Standards (SFAS)
     No. 117, Financial Statements of Not-for-Profit Organizations. Under SFAS No. 117, the Organization is required to report information regarding its financial position and activities according to three classes of net assets: unrestricted net assets, temporarily restricted net assets, and permanently restricted net assets. In addition, the Organization is required to present a statement of cash flows. As permitted by this new Statement, the Organization has discontinued its use of fund accounting and has, accordingly, reclassified its financial statements to present the three classes of net assets required. The 1994 and 1993 financial statements, presented herein, are in conformity with SFAS No. 117. The reclassification had no effect on the change in net assets for 1995, 1994 or 1993.

   NOTE 2 - CASH, CERTIFICATES OF DEPOSIT AND MARKETABLE SECURITIES


                                                          DECEMBER 31,
                                                        1995        1994
        Cash consists of the following:

           Sun Bank of Tampa Bay -
              Repurchase account, interest
                adjusted daily                       $  604,000  $  327,000
              Checking accounts and
                short-term investments                 (220,037)  1,199,118
                                                      ---------   ---------
                                                     $  383,963  $1,526,118
                                                      =========   =========
        Certificates of deposit consist
          of the following:
           Certificates of deposits at
              various banks with various
              maturity dates ranging from
              February, 1995 through November
              1997 and interest rates ranging
              from 4.10% to 7.5%.                    $6,639,738  $3,616,177
                                                      =========   =========

        Marketable securities consists of the following:

                                          AMORTIZED  UNREALIZED     MARKET
            DECEMBER 31, 1995               COST        GAINS       VALUE
        U.S. Treasury Securities
           and obligations of U.S.
           Government agencies           $1,749,035     $22,585  $1,771,620
        Corporate bonds                     499,597       2,402     501,999
        Mortgage-backed securities          450,000           -     450,000
                                          ---------      ------   ---------
                                         $2,698,632     $24,987  $2,723,619
                                          =========      ======   =========

                                         AMORTIZED    UNREALIZED   MARKET
            DECEMBER 31, 1994               COST        LOSSES      VALUE
        U.S. Treasury Securities
           and obligations of U.S.
           Government agencies           $1,749,331     $11,121  $1,738,210
        Corporate bonds                     497,777      13,771     484,006
        Mortgage-backed securities          450,000      37,166     412,834
                                          ---------      ------   ---------
                                         $2,697,108     $62,058  $2,635,050
                                          =========      ======   =========


                                                          DECEMBER 31,
                                                       1995         1994
        Total certificates of deposit               $6,639,738   $3,616,177
        Total marketable securities                  2,698,632    2,635,050
                                                     ---------    ---------
           Total certificates of deposit
             and marketable securities              $9,338,370   $6,251,227
                                                     =========    =========

            In September, 1992, the company entered into a revocable trust agreement and transferred all certificates of deposit and marketable securities to the trustee. The total amount of investment expense totalled $27,321, $22,983 and $16,166 for 1995, 1994 and 1993,
     respectively.

            The company, as a condition to receive a certificate of authority to operate in Puerto Rico, agreed to maintain a $300,000 deposit in trust with the Secretary of the Treasury of Puerto Rico and a $150,000 investment in Puerto Rican securities. This total investment of $450,000 is in mortgage-backed securities with a market value of $450,000 and $412,834 for 1995 and 1994, respectively. In 1995, market values were obtained from different sources ranging from 97.5 to 101.625 depending on broker charges which were included in the market quotes. Therefore, the market value at December 31, 1995 is disclosed at the original cost of $450,000.

   NOTE 3 - CERTIFICATE OF DEPOSIT, PLEDGED TO THE STATE OF FLORIDA

            The company, as a condition to receiving its certificate of authority to operate from the State of Florida, agreed to maintain an unencumbered cash reserve of $50,000 to cover any losses or unpaid expenses that may be incurred.

            This amount is invested as follows:

                                                             DECEMBER 31,
                                                           1995      1994
            Cash deposit with the Florida
              Department of Insurance with
              variable rates of interest                  $50,000   $50,000
                                                           ======    ======

   NOTE 4 - FURNITURE, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

            Furniture, equipment and leasehold improvements consist of:

                                                             DECEMBER 31,
                                                           1995      1994

            Furniture and equipment                      $626,188  $625,156
            Leasehold improvements                         14,007      -
                                                          -------   -------
              Total cost                                  640,195   625,156
            Less accumulated depreciation                 324,452   296,831
                                                          -------   -------
                                                         $315,743  $328,325
                                                          =======   =======

   NOTE 5 - LIABILITY FOR OUTSTANDING CLAIMS

            Outstanding claims represent the estimated liability for claims reported to the company plus claims incurred but not yet reported which includes an estimate of claims which will exceed anticipated future premiums (which is in compliance with Statement of Position No. 89-5, Financial Accounting and Reporting by Providers of Prepaid Health Care Services). The liability for outstanding claims is determined using statistical evaluation and represents an estimate of all claims incurred through December 31 of each year.

            Historically, the utilization of benefits is higher in the initial months of contract. The utilization by plan participants decreases after the initial six months with a resulting higher profit as the premiums received exceed the cost of the claims incurred.

   NOTE 6 - RETIREMENT PLAN CONTRIBUTIONS

            During 1987, the company initiated a retirement plan covering substantially all employees (subject to a specified period of continuous employment). The board of directors will annually determine an amount, if any, to be contributed to the plan. The company's contribution for any year may not exceed the maximum allowable for such contributions in accordance with relevant provisions of the Internal Revenue Code. The amounts contributed to the plan were $52,189, $44,161 and $69,011 for the years ended December 31, 1995, 1994 and 1993, respectively.

   NOTE 7 - PROFESSIONAL FEES WITHHELD

            The 7% withheld in 1995 and 1994, the 9% withheld from August, 1992 through December, 1993 and 10% withheld prior to August, 1992 from panel doctors' claims payments is expensed in 1995 and is classified as a liability as authorized by the board of directors and will be refunded in 1996 (See Note 13). The board of directors has determined that amounts withheld from 1980 and before, not previously refunded, in the amount of $90,081, will be deemed as nonrefundable and an unrestricted addition to net assets. As of December 31, 1995, the accumulated monies withheld from and refundable to panel doctors totaled $5,129,111.

   NOTE 8 - COST OF BENEFITS PROVIDED

            The cost of benefits provided are as follows:


                                                  DECEMBER 31,
                                          1995        1994         1993
        Prepaid programs              $ 9,833,409  $ 8,061,465  $ 7,355,880
        Managed care programs             847,395      293,332        -
                                       ----------   ----------   ----------
                                      $10,680,804  $ 8,354,797  $ 7,355,880
                                       ==========   ==========   ==========

            The medical claim costs incurred in which the groups bear the underwriting risk and costs are as follows:


                                                  DECEMBER 31,
                                          1995        1994         1993
        Reciprocal programs           $ 9,094,328  $ 7,819,692  $ 6,371,726
        Administrative programs         1,149,791    1,017,590      881,099
                                       ----------   ----------    ---------
                                      $10,244,119  $ 8,837,282  $ 7,252,825
                                       ==========   ==========    =========

            The revenues from the administrative service and reciprocal programs are reflected net of these costs on the Statement of Activities.

   NOTE 9 - COMMITMENTS

            The company conducts its operations in leased facilities under a noncancelable operating lease expiring on October 31, 1999. Base rent is not subject to any adjustment based on a percentage increase in the Consumer Price Index or any other similar type index.

            The company is also liable for tenant's pro rata share of any excess operating costs based on operating costs incurred annually that are greater than $7.00 per square foot of total square footage leased.

            The company has one five-year option to extend the lease at a base rent of the fair market value at the time of the exercising of such option. In addition, the company leases satellite offices, on an annual basis, incurring lease expense for 1995, 1994 and 1993 in the amount of $12,642, $10,894 and $10,508, respectively. Total lease expense for 1995, 1994 and 1993 was $250,616, $154,953 and $105,132, respectively.

            Minimum lease payments plus applicable state sales tax required under the lease agreements are as follows:

                                     MINIMUM ANNUAL
                YEAR                LEASE AGREEMENTS

                1996                    $242,593
                1997                     236,456
                1998                     236,456
                1999                     197,046
                                         -------
                                        $912,551
                                         =======


   NOTE 10 - CONCENTRATION OF CREDIT RISK

             Amounts included within cash are invested in repurchase agreements in the amount of $604,000 and $327,000 for 1995 and 1994, respectively. These amounts are not insured by the Federal Deposit Insurance Corporation. Other investments totalling $3,876,352 and $5,294,297 for 1995 and 1994, respectively, include bonds, United States Treasury Notes, and Puerto Rican securities.

   NOTE 11 - RECLASSIFICATIONS

             Several accounts in the 1994 and 1993 financial statements, presented herein, have been reclassified to agree with the 1995 classification of accounts.

   NOTE 12 - CHANGE IN ACCOUNTING POLICY

             For the years ended December 31, 1994 and 1993, as previously reported, the company's policy was to prepare its financial statements on the statutory basis of accounting as required by the Florida Department of Insurance. Effective January 1, 1995, the company adopted the policy to prepare its financial statements in accordance with generally accepted accounting principles. The 1994 and 1993 financial statements, presented herein, have been restated under generally accepted accounting principles to reflect this change in accounting policy. However, the effect of the change on net assets is immaterial and is not included in the 1994 and 1993 financial statements.

   NOTE 13 - SUBSEQUENT EVENT

             In November 1995, the board of directors proposed to sell the company's assets to a Florida for profit corporation and convert the company to a charitable foundation. The offering of shares of the Florida for profit corporation would be to members and key employees of the company. To facilitate the proposed purchase in 1996, the board of directors of the company have decided to refund $5,129,111 of professional fees withheld which includes $4,085,542 withheld prior to 1995. The $5,129,111 of professional fees to be refunded is expensed on the 1995 Statement of Activities.

    No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or the solicitation of any offer to buy securities other than the shares of Common Stock offered by this Prospectus, nor shall it constitute an offer to sell or a solicitation of any offer to buy the shares of Common Stock by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information contained herein is correct as of any time subsequent to the date hereof.

    Until __________, 1996 (25 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligations of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.


                               TABLE OF CONTENTS
                                                                        Page
     Available Information  . . . . . . . . . . . . . . . . . . . . . .    2
     Prospectus Summary . . . . . . . . . . . . . . . . . . . . . . . .    3
     Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
     The Company  . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
     Proposed Acquisition of VCI Business . . . . . . . . . . . . . . .   13
     Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . .   15
     Dividend Policy  . . . . . . . . . . . . . . . . . . . . . . . . .   15
     Dilution . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
     Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . .   17
     Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . .   19
     Selected Financial and Operating Data  . . . . . . . . . . . . . .   20
     Management's Discussion and Analysis of Financial Condition and
      Results of Operations . . . . . . . . . . . . . . . . . . . . . .   22
     Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
     Management . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
     Certain Transactions . . . . . . . . . . . . . . . . . . . . . . .   38
     Principal Shareholders . . . . . . . . . . . . . . . . . . . . . .   39
     Description of Capital Stock . . . . . . . . . . . . . . . . . . .   40
     legal matters  . . . . . . . . . . . . . . . . . . . . . . . . . .   43
     Experts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
     Financial Statements . . . . . . . . . . . . . . . . . . . . . .    F-1



                                 504,000 Shares




                                 Vision Health
                                   Care, Inc.

                                 _____________

                                   PROSPECTUS
                                 _____________


                                  Common Stock




                                June __, 1996

                                     PART II

                     Information Not Required in Prospectus

   Item 13.  Other Expenses of Issuance and Distribution.

     Set forth below is an estimate of the approximate amount of fees and expenses payable by the Registrant in connection with the issuance and distribution of the securities registered hereby.


          Securities and Exchange                          $  1,512
            Commission Registration Fee
          Printing and Delivery                               5,000*
          Legal Fees and Expenses                            25,000*
          Accounting Fees and Expenses                        1,000*
          Blue Sky Fees and Expenses                          1,500*
          Miscellaneous                                     $25,988*
                                                             ------
             Total                                          $60,000*
                                                             ------


   ____________________
   * Estimate.

   Item 14.  Indemnification of Directors and Officers.

     The Florida Business Corporation Act (the "Florida Act") permits a Florida corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances.

     The Registrant's Bylaws provide that the Registrant shall indemnify directors to the fullest extent now or hereafter permitted by the Florida Act.

   Item 15.  Recent Sales of Unregistered Securities.

     In October 1995, the Company sold an aggregate of 126,000 shares of Common Stock (adjusted to reflect a stock split in March 1995 of 1.75 shares for each share of Common Stock) to its 15 founding shareholders for an aggregate of $24,000 cash, in connection with the organization of the Company. The sale was made in reliance on Section 4(2) of the Act as a transaction not involving a public offering.

   Item 16.  Exhibits and Financial Statement Schedules.

        (a)  Exhibits.


   Exhibit
   Number       Exhibit Description

     *2. Asset Purchase Agreement dated as of March 21, 1996 by and between the Registrant and Vision Care, Inc.

   *3.1.     Amended and Restated Articles of Incorporation

   *3.2.     Amended and Restated Bylaws

     *5. Opinion of Foley & Lardner as to the legality of the securities to be issued

  *10.1.     Stock Option Plan

  *10.2.     Form of Stock Option Agreement

   *23A.     Consent of Foley & Lardner (included in Opinion filed as Exhibit
             5)

    23B.     Consent of Dwight Darby & Company

    *24. Power of Attorney relating to subsequent amendments (included on the signature page of this Registration Statement)

  **99A.     Form of Subscription Agreement

  **99B.     Escrow Agreement between the Company and Compass Bank

           (b) Financial Statement Schedules.

               Financial statement schedules have been omitted either because they are not applicable or because the information that would be included in such schedules is included elsewhere in this Registration Statement.


   _______________
   *   Filed April 12, 1996 as exhibits to S-1 Registration Statement No.
       333-3530.
   ** Filed May 24, 1996 as exhibits to Amendment No. 1 to S-1 Registration Statement No. 333-3530.


   Item 17.  Undertakings

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on June 19, 1996.

                                   VISION HEALTH CARE, INC.

                                   By: /s/ Peter Liane
                                   Peter Liane, President and Chief Executive
                                   Officer


                            SPECIAL POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears on the Signature Page to this Registration Statement constitutes and appoints Peter Liane, Howard Braverman, James W. Andrews, Alan P. Fisher and Terrance W. Naberhaus and each or any of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, including any amendment or registration statement filed pursuant to Rule 462, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, and grants unto said attorneys-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this amended registration statement has been signed by the following persons in the capacities and on the dates indicated.


   Date:  June 19, 1996        /s/ Howard Braverman
                              Howard Braverman, Chairman of the Board


   Date:  June 19, 1996        /s/ Peter Liane
                              Peter Liane, President (Chief Executive
                              Officer) and Director


   Date:  June 19, 1996        /s/ James W. Andrews
                              James W. Andrews, Vice President and Director


   Date:  June 19, 1996        /s/ Alan P. Fisher
                              Alan P. Fisher, Secretary and Director


   Date:  June 19, 1996        /s/ Terrance W. Naberhaus
                              Terrance W. Naberhaus, Treasurer (Principal
                              Financial Accounting Officer) and Director


   Date:  June 19, 1996        /s/ James R. Brauss
                              James R. Brauss, Director


   Date:  June 19, 1996        /s/ Stanley Braverman
                              Stanley Braverman, Director


   Date:  June 19, 1996        /s/ Allen L. Garrett
                              Allen L. Garrett, Director


   Date:  June 19, 1996        /s/ Landrum R. Landreth
                              Landrum R. Landreth, Director


   Date:  June 19, 1996        /s/ Jeffrey C. Locke
                              Jeffrey C. Locke, Director


   Date:  June 19, 1996        /s/ Ray Neff
                              Ray Neff, Director


   Date:  June 19, 1996        /s/ John M. Renaldo
                              John M. Renaldo, Director


   Date:  June 19, 1996        /s/ Judith A. Zellers
                              Judith A. Zellers, Director

                                  EXHIBIT INDEX

                                                                   Sequential
                                                                    Page No.

       *2. Asset Purchase Agreement dated as of March 21, 1996 by and between the Registrant and Vision Care, Inc.

     *3.1.   Amended and Restated Articles of Incorporation

     *3.2.   Amended and Restated Bylaws

       *5. Opinion of Foley & Lardner as to the legality of the securities to be issued

    *10.1.   Stock Option Plan

    *10.2.   Form of Stock Option Agreement

     *23A. Consent of Foley & Lardner (included in Opinion filed as Exhibit 5)

      23B.   Consent of Dwight Darby & Company

    **99A.   Form of Subscription Agreement

    **99B.   Escrow Agreement between the Company and Compass Bank

   _______________

   *   Filed April 12, 1996 as exhibits to S-1 Registration Statement No.
       333-3530.
   ** Filed May 24, 1996 as exhibits to Amendment No. 1 to S-1 Registration Statement No. 333-3530.